UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

FORM S-4/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Amendment No. 1

LINCOLN GOLD CORPORATION
(Exact Name of Registrant as specified in its Charter)

Nevada	No. 1040	88-0419475
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

Suite 350, 885 Dunsmuir Street
Vancouver, British Columbia
Canada V6C 1N5
Tel: (604) 688-7377
(Address and telephone number of principal executive offices)

Mr. Paul Saxton, President

Suite 350, 885 Dunsmuir Street
Vancouver, British Columbia
Canada V6C 1N5
Tel: (604) 688-7377
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Michael H. Taylor, Esq.
Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, B.C., Canada, V6E 4N7
(604) 691-7410

Approximate date of commencement of proposed sale to the public: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Lincoln Gold Corporation referred to in this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Aggregate Proposed Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock	47,141,666 shares	0.125 per share	$5,892,708.25	$180.91

(1)

Based upon the number of common shares of Lincoln Gold Corporation, a Canadian corporation, expected to be issued to the existing shareholders of Lincoln Gold Corporation, a Nevada corporation, on a one-for-one basis upon completion of the Continuation described in this Registration Statement and based on 47,141,666 shares of common stock of Lincoln Gold Corporation, a Nevada corporation, issued and outstanding as of August 15, 2007.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act based upon the estimated sales price of the shares based on the closing price of shares of the Registrant’s common stock on August 22, 2007. The Proposed Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED •.

LINCOLN GOLD CORPORATION
Suite 350, 885 Dunsmuir Street
Vancouver, B.C., Canada, V6C 1N5

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of the stockholders of Lincoln Gold Corporation will be held on •, 2007, at 10:00 a.m., at the offices of the Company located at Suite 350, 885 Dunsmuir Street, Vancouver, B.C., Canada, V6C 1N5, for the purpose of voting upon a proposal to change the jurisdiction of incorporation of our company from Nevada to Canada (the “Continuation”). The Continuation will be accomplished through the adoption by the stockholders of Lincoln Gold Corporation of certain resolutions and a plan of conversion under Chapter 92A of the Nevada Revised Statutes which will authorize Lincoln Gold Corporation to complete the Continuation. If Lincoln Gold Corporation completes the Continuation, Lincoln Gold Corporation will be continued under the Canada Business Corporations Act and will cease to be incorporated in Nevada and, as a result, will be governed by the Canada Business Corporations Act. Only stockholders of record at the close of business on•, 2007 are entitled to notice of and to vote at the meeting. Stockholders of record are not entitled to appraisal rights of the fair value of their shares. If you do not expect to attend in person, please sign and return the enclosed proxy card.

By Order of the Board of Directors of Lincoln Gold Corporation,

“Paul Saxton”

Paul Saxton
President and Chief Executive Officer

LINCOLN GOLD CORPORATION
Suite 350, 885 Dunsmuir Street
Vancouver, B.C., Canada, V6C 1N5

LETTER TO STOCKHOLDERS RESPECTING SPECIAL MEETING

•, 2007

Dear Lincoln Gold Corporation stockholder:

You are cordially invited to attend a special meeting of stockholders to be held on •, 2007, at •a.m., at the offices of the Company located at Suite 350, 885 Dunsmuir Street, Vancouver, B.C., Canada, V6C 1N5. The purpose of the meeting is to allow you to vote on our proposed continuation resolutions that would change Lincoln Gold’s domicile from Nevada to Canada (the “Continuation”). If we complete the Continuation, our company will be governed by the Canada Business Corporations Act (the “CBCA”). We believe that the Continuation will more accurately reflect our operations, which are headquartered in and administered from Canada, and our proposed trading market for our common shares, which is the TSX Venture Exchange.

Our Board of Directors has declared the Continuation advisable and recommends that you vote in favour of the Continuation of Lincoln Gold from Nevada to Canada. Our officers and directors, who currently hold approximately 19.5% of our outstanding shares, have indicated that they intend to vote for the approval of the Continuation. We are calling a special meeting of the stockholders to vote on the Continuation and are soliciting proxies for use at the meeting. The record date for voting at the meeting is •, 2007. Stockholders of record are not entitled to appraisal rights of the fair value of their shares if they vote against the Continuation.

SEE “RISK FACTORS,” BEGINNING ON PAGE - 8 - OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS, INCLUDING TAX EFFECTS, RELATING TO THE CONTINUATION AND THE OWNERSHIP OF COMMON SHARES IN LINCOLN GOLD.

This proxy statement/prospectus is first being mailed to holders of Lincoln Gold common stock on or about •, 2007.

PLEASE NOTE THAT NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LINCOLN GOLD THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF LINCOLN GOLD COMMON STOCK UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE MADE TO LINCOLN GOLD AT THE FOLLOWING ADDRESS:

Lincoln Gold Corporation
Attention: •
Suite 350, 885 Dunsmuir Street
Vancouver, B.C., Canada, V6C 1N5
Telephone: (604) 688-7377

TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST INFORMATION NO LATER THAN •, 2007.

Sincerely,
“Paul Saxton”

Paul Saxton
President

v

TABLE OF CONTENTS

Item		Page
SUMMARY		-1-
SUMMARY FINANCIAL INFORMATION		-5-
RISK FACTORS		-8-
CONTINUATION PROPOSAL		-11-
VOTING AND PROXY INFORMATION		-14-
DISSENTERS’ RIGHTS		-16-
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES		-18-
MATERIAL CANADIAN INCOME TAX CONSEQUENCES		-21-
COMPARATIVE RIGHTS OF STOCKHOLDERS		-23-
ACCOUNTING TREATMENT		-31-
APPLICATION OF SECURITIES LAWS		-32-
DESCRIPTION OF BUSINESS		-32-
DESCRIPTION OF PROPERTIES		-36-
GLOSSARY OF TECHNICAL TERMS		-49-
LEGAL PROCEEDINGS		-51-
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS		-51-
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS		-56-
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS		-58-
EXECUTIVE COMPENSATION		-60-
RELATED PARTY TRANSACTIONS		-62-
SECURITY OWNERSHIP		-63-
DESCRIPTION OF CAPITAL STOCK		-64-
STOCKHOLDER PROPOSALS		-65-
EXPERTS		-65-
LEGAL MATTERS		-65-
AVAILABLE INFORMATION		-65-
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		-66-
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.		-66-
ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS	-81-
ITEM 21.	EXHIBITS	-83-
ITEM 22.	UNDERTAKINGS	-85-
SIGNATURES		-86-
POWER OF ATTORNEY		-86-

APPENDIX A - Form of Continuation Special Resolutions
APPENDIX B - Plan of Conversion
APPENDIX C - Form of Articles of Continuance
APPENDIX D - Form of By Laws of Lincoln Gold Corporation, a Canadian corporation
APPENDIX E - Sections 92A.300 to 92A.500 of the Nevada Revised Statutes

PART I

SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. YOU SHOULD READ THE MORE DETAILED INFORMATION SET FORTH IN THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE REFER YOU. WE HAVE INCLUDED PAGE REFERENCES TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY. IN THIS DOCUMENT THE SYMBOL “CDN$” REFERS TO CANADIAN DOLLARS AND THE SYMBOL “$” REFERS TO UNITED STATES DOLLARS. IN THIS DOCUMENT REFERENCES TO “THE COMPANY”, “OUR COMPANY”, “LINCOLN GOLD”, “WE” AND “OUR” REFER TO LINCOLN GOLD CORPORATION

Lincoln Gold

We are engaged in the acquisition and exploration of mineral properties. We hold interests in four groups of mineral properties in the development stage, with three properties located in Nevada and one property located in Mexico, as described below:

Name of Property	Location
Hannah Property	Churchill County, Nevada
JDS Property	Eureka County, Nevada
Pine Grove Property	Yerrington, Nevada
La Bufa Property	Mexico

Our business is headquartered in Vancouver, British Columbia, where the majority of our directors and officers reside and our head office is located. Our shareholders are primarily located in Canada.

Our office is located at Suite 350, 885 Dunsmuir Street, Vancouver, British Columbia, Canada, V6C 1N5, our telephone number is (604) 688-7377 and our facsimile number is (604) 688-0094.

We are currently incorporated under the corporate laws of Nevada. We are proposing to change our jurisdiction of incorporation from Nevada to the Canadian federal jurisdiction under the Canada Business Corporations Act (the “CBCA”) through a process known as a conversion under Nevada corporate law, and known as a continuation under Canada corporate law (the “Continuation” or the “Continuance”). A continuance or continuation is a process by which a corporation which is not incorporated under the laws of Canada may change its jurisdiction of incorporation to Canada. Under the CBCA, if the laws of its home jurisdiction allow for it, a company may be “continued” as a Canadian corporation by filing Articles of Continuance with the Director under the CBCA. We refer to this process in this proxy statement/prospectus as the Continuation. In order to give effect to the Continuation, our board of directors has adopted a plan of conversion under Chapter 92A of the Nevada Revised Statutes (the “Plan of Conversion”) and has recommended that shareholders approved and adopt this Plan of Conversion. After the completion of the Continuation, Lincoln Gold will be a Canadian corporation governed by the CBCA. We will continue to conduct the business in which we are currently engaged. The Continuation will not result in any material effect on our operations. The business and operations of Lincoln Gold following the Continuation will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of the State of Nevada but will be subject to the CBCA. The Canadian company will be liable for all the debts and obligations of the Nevada company, and the officers and directors of the company will be the officers and directors of Lincoln Gold. The differences between the laws will not materially affect our business but will affect your rights as a stockholder. The differences between the applicable laws of the two jurisdictions are discussed in greater detail under “Comparative Rights of Stockholders” on page - 23 - of this proxy statement/prospectus.

Reference in this proxy statement/prospectus to “Lincoln Gold Nevada” are to Lincoln Gold Corporation, a Nevada corporation, as we are currently incorporated. Reference to “Lincoln Gold Canada” are to Lincoln Gold Corporation, a Canadian corporation, as we would be continued/converted under the CBCA if the Continuation is approved by our shareholders.

Upon effectiveness of the Continuation Lincoln Gold will plan to apply for designation as a “reporting issuer” under the securities laws of the Canadian provinces of British Columbia and Ontario. We also plan to seek a listing on the TSX Venture Exchange (the “TSX-V”).

The special meeting

Matters to be voted on

Lincoln Gold stockholders will be asked to approve the Plan of Conversion and the Continuation by way of special resolution. The complete text of the proposed Continuation special resolutions to be considered at our special meeting is attached to this proxy statement/prospectus as Appendix A (the “Continuation Special Resolutions”). The Continuation will have the effect of changing our domicile from Nevada to Canada. The Plan of Conversion is referred to in the Continuation Special Resolutions and is attached hereto as Appendix B. The forms of the Articles of Continuance and Bylaws to be adopted by the Lincoln Gold Canada are attached hereto respectively as Appendix C and Appendix D.

Vote needed to approve the Continuation

Approval of the Continuation requires the affirmative vote of our stockholders holding at least a majority of the outstanding shares of Lincoln Gold common stock. The directors and executive officers of Lincoln Gold together directly own approximately 19.5% of the total number of outstanding shares of Lincoln Gold common stock. These stockholders have indicated that they intend to vote all their shares for the approval of the Continuation.

Factors you should consider

Reasons for the Continuation

We believe that the Continuation to Canada will more accurately reflect our operations, which have always been headquartered in and managed from Canada, and our shareholder base, which is primarily located in Canada. We also believe that Lincoln Gold should continue to Canada because it is the jurisdiction in which we have traditionally raised financing to fund our business operations and will facilitate Lincoln Gold gaining a listing on the TSX-V which should enable us to reach a larger capital market. Further, the Continuation will result in a four-month hold period under Canadian securities laws attached to securities issued by us under subsequent financings, which is shorter than the minimum one year hold period which would attach to any securities we were to issue under our current incorporation. We believe that this change in hold period will make our subsequently offered securities more attractive to investors and enable us to reach a larger capital market.

Risk factors which may affect your vote

Factors such as possible adverse tax consequences of our common stock following the Continuation may affect your vote on the Continuation and your interest in owning Lincoln Gold common shares. In evaluating the merits of the proposed Continuation, you should carefully consider the risk factors and the other information included in this proxy statement/prospectus.

You are entitled to dissent from the proposed Continuation and, as a dissenter, to tender your shares and receive the fair value, in cash, for your tendered shares.

Material tax consequences for stockholders

The following is a brief summary of the material tax consequences the Continuation will have for stockholders. Stockholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for stockholders is set out under “Material United States

Federal Tax Consequences” and “Material Canadian Income Tax Consequences” on pages - 16 - and - 21 -, respectively, of this proxy statement/prospectus.

United States federal tax consequences

The Continuance of Lincoln Gold from Nevada to Canada is, for United States federal income tax purposes, treated as the transfer of the assets of Lincoln Gold to a Canadian company in exchange for stock of the Canadian company, followed by a distribution of the stock in the Canadian company to the stockholders of Lincoln Gold, and then the exchange by Lincoln Gold Nevada’s stockholders of their Lincoln Gold Nevada stock for Lincoln Gold Canada stock. Lincoln Gold must recognize a gain on the assets held by it at the time of the Continuance to the extent that the fair market value of any assets exceeds its respective basis. The calculation of any potential gain is made separately for each asset held by Lincoln Gold Nevada. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. Management of Lincoln Gold does not believe the fair market value of any of its assets exceeds their tax basis. Therefore, management is of the view that no gain should be recognized by Lincoln Gold as a result of the Continuance.

The Continuance will be treated by shareholders as the exchange by you, our shareholders, of your stock for stock of the Canadian company. The shareholders will not be required to recognize any U.S. gain or loss on this transaction. A shareholder’s adjusted basis in the shares of Lincoln Gold Canada received in the exchange will be equal to such shareholder’s adjusted basis in the shares of Lincoln Gold Nevada surrendered in the exchange. A shareholder’s holding period in the shares of Lincoln Gold Canada received in the exchange should include the period of time during which such shareholder held his or her shares in Lincoln Gold Nevada. For a more complete discussion of the United States income tax consequences, please see “Material United States Federal Tax Consequences” on page 30 of this proxy statement/prospectus.

Canadian tax consequences

Lincoln Gold should not incur any liability for Canadian income tax on Continuation. Lincoln Gold will become a resident of Canada as a result of the Continuation, and consequently thereafter will be liable for Canadian income tax on its world-wide taxable income, if any, subject to such relief, if any, to which it may be entitled under any Canadian bilateral income tax treaty that may apply to it.

No shareholder should incur any liability for Canadian income tax on the Continuation, regardless of the shareholder’s fiscal residence. Thereafter, Canadian rules on the taxation of dividends paid by taxable Canadian corporations will apply to shareholders on dividends, if any, paid by Lincoln Gold. For a more detailed summary of the Canadian tax consequences, please see “Material Canadian Income Tax Consequences” on page - 21 - of this proxy statement/prospectus.

How the Continuation will affect your rights as a stockholder

You will continue to hold the same shares you now hold following the continuation of the company to Canada. However, the rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under the Canada Business Corporations Act. Examples of some of the changes in stockholder rights which will result from continuation are:

  Under Nevada law, unless otherwise provided in the charter, stockholders may act without a meeting by written consent of the majority of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to stockholders. Under Canadian law, stockholders may only act by way of a resolution passed at a duly called meeting unless all stockholders otherwise entitled to vote consent in writing.

  Under Nevada law, a charter or bylaw amendment requires approval by vote of the holders of a majority of the outstanding stock. Under Canadian law, an amendment to a corporation’s charter requires approval by two-thirds majority of the stockholders present and entitled to vote at a meeting of stockholders.

  Dissenter’s rights are available to stockholders under more circumstances under Canadian law than under Nevada law.

  Stockholders have a statutory oppression remedy under Canadian law that does not exist under Nevada statute. It is similar to the common law action in Delaware for breach of fiduciary duty, but the Canadian remedy does not require stockholders to prove that the directors acted in bad faith.

  A minimum of 25% of the directors of a Canadian company must reside in Canada. Nevada law does not contain a similar provision.

  A director’s liability may not be limited under Canadian law as it may under Nevada law.

Price Volatility

We cannot predict what effect the Continuation will have on our market price prevailing from time to time or the liquidity of our shares.

Accounting treatment of the Continuation

For United States accounting purposes, the Continuation of our company from a Nevada corporation to a Canadian corporation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Lincoln Gold Canada based on existing carrying values at the date of the exchange. The historical comparative figures of Lincoln Gold will be those of Lincoln Gold as a Nevada company.

Reporting Obligations under Securities Laws

Upon completion of the Continuation we will apply to become a reporting issuer under securities legislation in a number of Canadian provinces. As a Canadian reporting issuer, we will be subject to the securities laws of the Canadian provinces as those laws apply to Canadian reporting issuers. As a Canadian reporting issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

We currently prepare our consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) in the United States. We file our audited annual financial statements with the SEC on Annual Reports on Form 10-KSB and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-QSB. Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Exchange Act. As a reporting foreign private issuer, we anticipate that we will file an Annual Report on Form 20-F (a “Form 20-F Annual Report”) each year with the SEC. The Form 20-F Annual Report will include financial statements prepared in accordance with Canadian GAAP with a reconciliation to US GAAP. We will not be required to file interim quarterly reports on Form 10-QSB, however we will be required to file our interim financial statements and management discussion and analysis that we prepare as a reporting issuer under Canadian securities legislation with the SEC on SEC Form 6-K. The interim financial statements will be prepared in accordance with Canadian GAAP whereas our current Quarterly Reports on Form 10-QSB include interim financial statements prepared in accordance with US GAAP.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(b) of the Exchange Act and we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to Lincoln Gold upon completion of the Continuation.

Regulatory approvals

We will have to comply with Nevada and Canadian regulatory requirements in order to complete the Continuation to Canada. Our board of directors has approved the Plan of Conversion under Chapter 92A of the Nevada Revised Statutes pursuant to which we will be converted into a corporation under the CBCA. Our board of directors recommends the adoption of the Plan of Conversion by the shareholders of the Company for the reasons set forth herein.

Under Nevada law, we will have to:

  receive approval of the Plan of Conversion from a majority of the shares entitled to be voted;

  file articles of conversion with the Nevada Secretary of State setting out, among other things, the Plan of Conversion;

  pay a filing fee of $350 to the Nevada Secretary of State.

In Canada, we will have to file articles of continuance with the Director under the CBCA. Our Continuance to Canada would become effective when:

  we file articles of conversion with the Nevada Secretary of State; and

  the Director under the CBCA issues us a Certificate of Continuance.

Upon completion of the Continuance, our charter documents will be comprised of the Articles of Continuance and the Bylaws, in the forms attached hereto as Appendix C and Appendix D, respectively.

Increase to Authorized Capital

The Articles of Continuance of Lincoln Gold Canada, attached hereto as Appendix C, will provide that the authorized capital of the Lincoln Gold Canada will be an unlimited number of common shares without par value. Lincoln Gold Nevada’s articles of incorporation presently provide that our authorized capital is 100,000,000 shares of common stock, par value $0.001 per share.

Disclosure obligations

Even if we continue to Canada, we will still have to comply with reporting requirements under United States securities laws. However, these requirements would be reduced because we would no longer be a United States company.

Whether or not we continue to Canada, we will remain subject to Canadian disclosure requirements including publishing news releases, filing information about major changes for Lincoln Gold, sending you quarterly and annual financial statements and filing reports about trading in our shares by our officers, directors and major shareholders.

Our recommendations to stockholders

Taking into consideration all of the factors and reasons for the conversion set forth above and elsewhere in this proxy statement/prospectus, the Board of Directors has approved the Plan of Conversion, the Continuation and recommends that stockholders of Lincoln Gold vote FOR approval of Plan of Conversion and the Continuance.

SUMMARY FINANCIAL INFORMATION

THE FOLLOWING SUMMARY CONTAINS UNAUDITED FINANCIAL INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND AUDITED FINANCIAL INFORMATION FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 AND INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE UNAUDITED AND AUDITED FINANCIAL STATEMENTS OF LINCOLN GOLD. THE INFORMATION CONTAINED IN THESE TABLES SHOULD BE READ IN CONJUNCTION WITH “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” HEREIN BELOW AND THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED HEREIN.

Our consolidated financial statements have been prepared in accordance with US GAAP. The accompanying unaudited financial information includes all adjustments considered necessary (consisting only of normal recurring adjustments) for a fair presentation. Results for the six-month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007, or any future period.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	June 30,	December 31,
	2007	2006
	$	$
	(unaudited)
ASSETS
Current Assets
Cash	201,997	21,961
Prepaid expenses and deposits	-	4,893
Total Current Assets	201,997	26,854
Property and Equipment	3,276	4,440
Total Assets	205,273	31,294
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	51,283	35,467
Accrued liabilities	18,548	14,990
Due to related parties	6,641	6,760
Note payable	100,000	100,000
Total Liabilities	176,472	157,217

Total Stockholders’ Equity (Deficit)	28,801	(125,923)
Total Liabilities and Stockholders’ Equity (Deficit)	205,273	31,294

Consolidated Statements of Operations
(Expressed in U.S. dollars)
(unaudited)

		Accumulated
		From
		September 25,
		2003		For the Three		For the Three		For the Six		For the Six
		(Date of		Months		Months		Months		Months
		Inception)		Ended		Ended		Ended		Ended
		to June 30,		June 30,		June 30,		June 30,		June 30,
		2007		2007		2006		2007		2006
	$		$		$		$		$
Revenue		-		-		-		-		-
Expenses
Depreciation		6,030		554		722		1,164		1,444
Foreign exchange loss		6,818		813		1,233		985		2,009
General and administrative (Note 5(a))		2,531,091		59,257		60,554		93,689		119,632
Impairment of mineral properties		93,350		27,600		-		31,350		10,000
Mineral exploration		946,308		38,616		3,743		46,804		16,475
Total Expenses		3,586,597		126,840		66,252		173,992		149,560
Loss From Operations		(3,586,597)		(126,840)		(66,252)		(173,992)		(149,560)

Net Loss		(3,594,408)		(128,756)		(68,634)		(178,651)		(153,851)
Comprehensive Loss		(3,592,958)		(127,306)		(68,634)		(177,201)		(153,851)

RISK FACTORS

An investment in Lincoln Gold common stock involves certain risks. In evaluating us and our business, investors should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus.

You should read the first set of risk factors in deciding whether to approve our Continuation from Nevada to Canada. You may also find it helpful to read the subsequent risk factors so you understand more clearly the risks associated with the business of Lincoln Gold.

This proxy statement/prospectus contains statements that plan for or anticipate the future. We believe that some of these statements are “forward-looking” statements. Forward-looking statements include statements about the future of our industry, statements about future business plans and strategies, and most other statements that are not historical in nature. In this proxy statement/prospectus, forward-looking statements use words like “anticipate,” “plan,” “believe,” “expect,” and “estimate.” However, because forward-looking statements involve future risks and uncertainties, there are factors, including those discussed below, that could cause actual results to differ materially from those expressed or implied. We have attempted to identify the major factors that could cause differences between actual and planned or expected results, but we may not have identified all of those factors. You therefore should not place undue reliance on forward-looking statements. Also, we have no obligation to publicly update forward-looking statements we make in this proxy statement/prospectus.

Risks related to the Continuance

Lincoln Gold may still be treated as a U.S. corporation and taxed on its worldwide income after the Continuance.

The Continuance of Lincoln Gold from Nevada to Canada is for corporate purposes a migration of Lincoln Gold from Nevada to Canada. Transactions whereby a U.S. corporation migrates to a foreign jurisdiction are considered by the United States Congress to be a potential abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. As a result, Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”) was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that a corporation that migrates from the Untied States will nonetheless remain subject to U.S. tax on its worldwide income unless the migrating entity has substantial business activities in the foreign country in which it is migrating when compared to its total business activities.

If Section 7874(b) of the Code were to apply to the migration of Lincoln Gold from Nevada to Canada, it would cause Lincoln Gold Canada to be subject to United States federal income taxation on its worldwide income. Section 7874(b) of the Code will apply to the Lincoln Gold migration unless Lincoln Gold Canada has substantial business activities in Canada when compared to its total business activities. All but one of Lincoln Gold’s employees, its head office and all of its administrative functions are located in Canada. Most of Lincoln Gold’s shareholders reside in Canada, and historically most of its funds have been raised in Canada. Additionally, because it will be easier to raise additional funds as a Canadian entity (as a result of the shorter hold period and possible TSX-V listing), the Continuance is material to the achievement of Lincoln Gold’s overall business objectives. Lincoln Gold’s only business activity relates to four early stage mining prospects, one in Mexico and three in the United States. Accordingly, Lincoln Gold intends to take the position that it has substantial business activity in Canada in relation to its worldwide activities and that Section 7874(b) of the Code does not apply to cause Lincoln Gold, after the migration, to be subject to U.S. income tax on its worldwide income.

There is limited guidance as to what “substantial business activity” is “when compared to its total business activities.” Accordingly, U.S. tax counsel has not expressed any view with respect to this issue. The position adopted by Lincoln Gold may be challenged by the U.S. tax authorities with the result that Lincoln Gold may remain subject to U.S. federal income tax on its worldwide income even after Continuation. In addition to U.S. income taxes, were Section 7874(b) of the Code to apply to Lincoln Gold, Lincoln Gold could be subject to penalties for failure to file U.S. tax returns, late fees and interest on past due taxes.

We may owe additional United States taxes as a result of the Continuation if our conclusions relating to the value of our assets are incorrect.

Assuming Section 7874(b) of the Code, as described above, does not apply, the Continuance of Lincoln Gold from Nevada to Canada is, for U.S. federal income tax purposes, treated as the transfer of the assets of Lincoln Gold to a Canadian company in exchange for stock of the Canadian company, followed by a distribution of the stock in the Canadian company to the stockholders of Lincoln Gold, and then the exchange by Lincoln Gold Nevada’s stockholders of their Lincoln Gold Nevada stock for Lincoln Gold Canada stock. Lincoln Gold must recognize gain (but not loss) on the assets held by it at the time of the Continuance to the extent that the fair market value of any assets exceeds its respective basis. The calculation of any potential gain is made separately for each asset held by Lincoln Gold Nevada. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. Management of Lincoln Gold does not believe the fair market value of any of its assets exceeds their tax basis. Accordingly, Lincoln Gold intends to take the position that no United States taxes will be owed as a result of the proposed Continuation.

The valuation of Lincoln Gold’s assets may be challenged by the United States Internal Revenue Service (“IRS”). Should the IRS disagree with the valuation of Lincoln Gold’s assets, they could reassess the deemed proceeds on the Continuance to a higher amount. It is possible on any such reassessment that the tax liability could be significant and we may not have the available cash at that time to settle the liability owing. Should we be unable to settle any such liability, we may have to cease operations in which case our stockholders would likely lose their investment in our company.

The stock price of our common shares may be volatile. In addition, demand in the United States for our shares may be decreased by the change in domicile.

The market price of our common shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the mining industry generally, including general economic conditions and government regulation, could also have a significant impact on the market price for our shares. In addition, the stock market has experienced a high level of price and volume volatility. Market prices for the stock of many similar companies have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond the control of Lincoln Gold, could have a material adverse effect on the market price of our shares. We cannot predict what effect, if any, the Continuation will have on the market price prevailing from time to time or the liquidity of our common shares. The change in domicile may decrease the demand for our shares in the United States. The decrease may not be offset by increased demand for Lincoln Gold’s shares in Canada.

Risks associated with our company

If we do not obtain additional financing, our business plan will fail.

As of December 31, 2006, we had cash on hand of $21,961 and a working capital deficit of $130,363. As of June 30, 2007, we had cash on hand of $201,997 and working capital of $25,525. Our business plan calls for us to spend approximately $845,000 in connection with the exploration of our mineral claims during the next twelve months, the maintenance of our interests in our mineral claims and our general and administrative expenses during the next twelve months. Based on our cash and working capital position, we will require additional financing in the approximate amount of $1,000,000 in order to complete our plan of operations for the next twelve months. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price of gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

If we are unable to maintain our interests in our Nevada mineral claims, then we will lose our interests in these mineral claims.

We are required to make substantial payments in order to maintain our interests in certain of our Nevada mineral claims. Over the next twelve months, we must make payments totalling $22,000 in lease and option payments in order to maintain our interests in our Hannah and La Bufa mineral properties. We anticipate that our joint venture partner for the JDS mineral property will make property payments on our behalf, however there is no assurance that our joint venture partners will not drop their interests in these properties with the result that we will have to make these payments. Our inability to make these payments due to a lack of financing or our determination not to make these payments will result in our losing our interests in these claims. If we are not able to maintain our interests in our mineral claims, then we will not be able to carry out our plan of operations.

Because we have only recently commenced preliminary exploration of our Nevada mineral claims, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in mineral claims and in conducting preliminary exploration of mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company’s ability to continue as a going concern.

We have incurred a net loss of $3,594,408 for the period from September 25, 2003 (inception) to June 30, 2007, and have no revenues to date. Our ability to continue the exploration of our mineral claims is dependent upon our ability to obtain financing. These factors raise substantial doubt that we will be able to continue as a going concern.

Our consolidated financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of exploration are greater than anticipated, then we will not be able to complete our planned exploration programs for our mineral claims without additional financing, of which there is no assurance that we would be able to obtain.

We are proceeding with the initial stages of exploration on our mineral claims. We have prepared budgets for our exploration programs. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the Nevada summer exploration season, unanticipated problems in completing the exploration programs and delays experienced in completing the exploration program. Increases in exploration costs could result in us not being able to carry out our exploration programs without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claims. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or copper in any of our mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration programs may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral claims, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment.

If we discover commercial reserves of precious metals on any of our mineral properties, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and you may lose your entire investment.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Nevada Statutes and Nevada Administrative Code as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not find a joint venture partner for the continued exploration of our mineral claims, we may not be able to advance the exploration work.

We may try to enter into joint venture agreements with potential partners for the further exploration and possible production of our mineral claims, particularly where we believe drilling of a mineral claim is warranted. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a partner. The possible partner could have a limited ability to enter into joint venture agreements with junior exploration programs and will seek the junior exploration companies who have the properties that they deem to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may not be able to complete certain exploration work on certain of our properties, including planned drilling.

CONTINUATION PROPOSAL

Background to the Continuation proposal

The Board of Directors of Lincoln Gold has determined that it is advisable for Lincoln Gold to continue from Nevada to Canada. Management has determined that a Continuation will be the most effective means of achieving the desired change of domicile. Nevada corporate law allows a corporation that is incorporated under Nevada law to convert into a foreign entity pursuant to a conversion approved by the stockholders of the Nevada corporation.

Under the proposed Continuation, if the stockholders approve the Continuation, then articles of conversion will be filed with the Secretary of State of Nevada. Articles of Continuance will also be filed with the Director of Business Corporations in Canada. Upon the filing and subsequent receipt of a Certificate of Continuance from the Director of Business Corporation in Canada, Lincoln Gold will be continued as a Canadian corporation and will be governed by the laws of Canada. The assets and liabilities of the Canadian corporation immediately after the Continuation will be identical to the assets and liabilities of the Nevada company immediately prior to the Continuation. The current officers and directors of the Nevada company will be the officers and directors of the Canadian corporation. The change of domicile will not result in any material change to the business of Lincoln Gold and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of Lincoln Gold common stock will become one share of the Canadian corporation. The change in domicile will, however, result in changes in the rights and obligations of current Lincoln Gold stockholders under applicable corporate laws. For an explanation of these differences see “Comparative Rights of Stockholders” on page - 23 - of this proxy statement/prospectus. In addition, the Continuation may have material tax consequences to stockholders which may or may not be adverse to any particular stockholders depending on the stockholder’s particular circumstances. For a more detailed explanation of the tax consequences, see “Material United States Federal Tax Consequences” and “Material Canadian Income Tax Consequences” on pages - 16 - and - 21 -, respectively, of this proxy statement/prospectus.

Pursuant to NRS 92A.105, the board of directors of Lincoln Gold has adopted the Plan of Conversion, which will be voted upon by the shareholders of Lincoln Gold, the effect of which will be to change the domicile of Lincoln Gold from Nevada to Canada. Such resolution shall be submitted to the stockholders of Lincoln Gold at the special meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock, whether voting or non-voting, at the address of the stockholder as it appears on the records of the corporation, at least 10 days prior to the date of the meeting. At the meeting, the Plan of Conversion shall be considered and a vote taken for its adoption or rejection. If the holders of a majority of the outstanding shares of Lincoln Gold vote for the adoption of the Plan of Conversion, we will then file articles of conversion with the Secretary of State of Nevada. The current officers and directors of the Nevada company will be the officers and directors of the Canadian company. Upon the filing of the articles of conversion in accordance with the NRS 92A.205 and payment to the Nevada Secretary of State of all fees prescribed thereto, together with the compliance with all other requirements, the Continuation shall become effective in accordance with the NRS 92A.240. Upon receipt of the Articles of Continuance and payment of all applicable fees, the Director under the CBCA shall issue a Certificate of Continuance, and the Continuance shall be effective on the date shown in the Certificate of Continuance.

Reasons for the change in domicile

We believe that the Continuance to Canada will more accurately reflect our operations, which have always been head quartered in and managed from Canada, and the principal market for our common stock which is in Canada. Our Board of Directors also believes that continuing Lincoln Gold to Canada more accurately reflects the nature of our business because it is the jurisdiction from which our business has always been financed. Furthermore, our executive offices, as well as the majority of our officers and directors, are located in Canada, and a majority of our issued and outstanding common stock is owned of record by non-United States residents. Finally, the Continuance will improve our ability to subsequently raise capital financing in that it will help facilitate a listing on the TSX-V and will enable us to issue securities with a four month hold period (for which we believe there is more demand than there is for securities we can presently issue, which have a minimum twelve month hold period).

Charter Documents following the Continuance

Upon completion of the Continuance, our charter documents will be comprised of the Articles of Continuance and the Bylaws, in the forms attached hereto as Appendix C and D, respectively.

Increase to Authorized Capital in Connection with Continuance

The Articles of Continuance of Lincoln Gold Canada will provide that the authorized capital of the Lincoln Gold Canada will be an unlimited number of common shares without par value. Lincoln Gold Nevada’s articles of incorporation presently provide that our authorized capital is 100,000,000 shares of common stock.

Financial Statement Reporting

Upon completion of the Continuation we will apply to become a reporting issuer under securities legislation in a number of Canadian provinces. As a Canadian reporting issuer, we will be subject to the securities laws of the Canadian provinces as those laws apply to Canadian reporting issuers. As a Canadian reporting issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian GAAP.

We presently prepare our consolidated financial statements in accordance with US GAAP in the United States. We file our audited annual financial statements with the SEC on Annual Reports on Form 10-KSB and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-QSB. Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Exchange Act. As a reporting foreign private issuer, we anticipate that we will file a Form 20-F Annual Report each year with the SEC. The Form 20-F Annual Report will include financial statements prepared in accordance with Canadian GAAP with reconciliation to US GAAP. We will not be required to file interim quarterly reports on Form 10-QSB, however we will be required to file our interim financial statements and management discussion and analysis that we prepare as a reporting issuer under Canadian securities legislation with the SEC on SEC Form 6-K. The interim financial statements will be prepared in accordance with Canadian GAAP whereas our current Quarterly Reports on Form 10-QSB include interim financial statements prepared in accordance with US GAAP.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(b) of the Exchange Act and we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to Lincoln Gold upon the conversion.

Effective time of the Continuation

The Continuation will become effective upon:

1.	adoption of the Plan of Conversion and approval of the Continuation Special Resolutions by the stockholders of Lincoln Gold at the special meeting or any adjournment thereof;

2.	the delivery of articles of conversion to the Nevada Secretary of State in accordance with NRS 92A.205; and

3.	the issuance of a Certificate of Continuance by the Director of Business Corporations under the CBCA in accordance with Sections 187 and 262 of the CBCA.

We anticipate that the articles of conversion and Articles of Continuance will be filed promptly after the special meeting of Lincoln Gold stockholders.

Conditions to the consummation of the Continuation

The Board of Directors of Lincoln Gold has adopted and approved the Continuation. Therefore, the only condition required for Lincoln Gold to adopt the Continuation and become continued into Canada is that the stockholders must duly approve the Continuation pursuant to the proposed Continuation Special Resolutions. The only material consent, approval or authorization of or filing with any governmental entity required to consummate the Continuation are the approval of the stockholders of Lincoln Gold in accordance with Nevada corporate law, the filing of the articles of conversion with the Nevada Secretary of State and the filing of Articles of Continuance with the Director of Business Corporations under the CBCA.

Exchange of share certificates

No exchange of certificates that, prior to the Continuation, represented shares of Lincoln Gold common stock is required with respect to the Continuation and the transactions contemplated by it. Promptly after the effective time of the Continuation, we shall mail to each record holder of certificates that immediately prior to the effective time of the Continuation represented shares of our common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing Lincoln Gold stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of Lincoln Gold, the Canadian company, and the stock certificate representing shares in the Nevada company shall be cancelled. Until so surrendered and exchanged, each Lincoln Gold stock certificate shall represent solely the right to receive shares in the new company.

Warrants and stock options

As of the effective time of the Continuation, all warrants and options to purchase shares of Lincoln Gold common stock granted or issued prior to the effective time of the Continuation will remain warrants and options to purchase shares in Lincoln Gold as continued under the CBCA.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUATION DESCRIBED IN THIS PROXY/PROSPECTUS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE PLAN OF CONVERSION AND THE CONTINUATION.

In reaching its decision, the Board of Directors reviewed the fairness to Lincoln Gold and its stockholders of the proposed Continuation and considered, without assigning relative weights to, the following factors:

  the fact that the majority of Lincoln Gold’s directors and executive officers and our current principal executive office are currently located in Canada, and always have been;

  the majority of Lincoln Gold’s shareholders are resident in Canada;

  the belief that there will be minimal United States tax consequences of the proposed Continuation;

  the belief that the proposed Continuation will gain Lincoln Gold access to a larger capital market; and

  the fact that the stockholders have an opportunity to vote on the proposed Continuation.

Without relying on any single factor listed above more than any other factor, but rather based upon their consideration of all such factors taken as a whole, the Board of Directors have concluded that the Continuation proposal is fair to Lincoln Gold and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED CONTINUATION SPECIAL RESOLUTIONS CONTAINED IN THIS PROXY/PROSPECTUS.

VOTING AND PROXY INFORMATION

Special meeting

A special meeting of the stockholders of Lincoln Gold Corporation will be held on •, 2007, at •a.m., at the offices of the Company located at Suite 350, 885 Dunsmuir Street, Vancouver, B.C., Canada, V6C 1N5 (or at any adjournments or postponements thereof) to consider and vote on a proposal to effect the proposed Continuation, which will have the effect of transferring the jurisdiction of incorporation of Lincoln Gold from the State of Nevada to Canada, and to vote on any other matters that may properly come before such meeting. The presence, in person or by proxy, of at least two stockholders holding not less than 1% of the outstanding shares of Lincoln Gold common stock will constitute a quorum. The vote of any stockholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast for the proposal. Any stockholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the stockholder has previously granted a proxy for the special meeting.

THE BOARD OF DIRECTORS OF LINCOLN GOLD HAS APPROVED THE CONTINUANCE AND RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ITS APPROVAL.

Proxy solicitation

The total cost of soliciting proxies will be borne by us. Proxies may be solicited by officers and regular employees of Lincoln Gold without extra remuneration, by personal interviews, telephone and by electronic means. We anticipate that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to stockholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

Record date

Only those stockholders of record at the close of business on •, 2007, as shown in Lincoln Gold’s records, will be entitled to vote or to grant proxies to vote at the special meeting.

Vote required for approval

Approval of Lincoln Gold’s proposed Continuation Special Resolutions require the affirmative vote of the stockholders of Lincoln Gold holding the majority of the shares of Lincoln Gold common stock. Abstentions and broker “non-votes” will have the effect of votes against the Continuation. As of August 15, 2007, there were 47,141,666 shares of common stock issued and outstanding. The directors and executive officers of Lincoln Gold directly own, in the aggregate, 9,200,000 shares (approximately •%) of the total number of shares of Lincoln Gold common stock outstanding at the record date. These persons have indicated that they will vote all of their shares for the approval of the Continuation Special Resolutions.

Proxies instruction

Each Lincoln Gold stockholder as of •, 2007, will receive a proxy card. A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the Continuation Special Resolutions by marking his/her proxy card appropriately and executing it in the space provided.

Holders of our common stock whose names appear on the stock records of Lincoln Gold should return their proxy card to our transfer agent, Pacific Stock Transfer Company, by fax at •or by mail or by hand at •], or at the address of the office of the Company at Suite 350, 885 Dunsmuir Street, Vancouver, B.C., Canada, V6C 1N5, at any time up to and including the last business day that precedes the day of the special meeting or, if the special meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the special meeting on the day of the special meeting or any reconvening thereof, or in any other manner provided by law, in the envelope provided with the proxy card. Stockholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON THE PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE CONTINUATION SPECIAL RESOLUTIONS.

There will be no other matters presented at the special meeting.

Proxy revocation

Holders of Lincoln Gold common stock whose names appear on the stock records of Lincoln Gold may revoke their proxy card at any time prior to its exercise by:

  giving written notice of such revocation to the Secretary of Lincoln Gold;

  appearing and voting in person at the special meeting; or

  properly completing and executing a later-dated proxy and delivering it to the Secretary at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Lincoln Gold stockholders who hold their Lincoln Gold common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

Proxy validity

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the Lincoln Gold Board of Directors. Any such determination will be final and binding. The Lincoln Gold Board of Directors will have the right to waive any irregularities or conditions as to the manner of voting. Lincoln Gold may accept proxies by any reasonable form of communication so long as Lincoln Gold can be reasonably assured that the communication is authorized by the Lincoln Gold stockholder.

DISSENTERS’ RIGHTS

Under Section 92A.120 of the Nevada Revised Statutes, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority-in-interest of its outstanding shares are required to approve and adopt a plan of conversion. Our board of directors has approved and adopted our Plan of Conversion by unanimous written consent, and we expect our shareholders to approve the conversion after the effectiveness of the registration statements of which this information statement/prospectus is a part. If the conversion is completed, eligible holders of Lincoln Gold Nevada common stock that follow the procedures summarized below will be entitled to dissenters’ rights under Sections 92A.300 to 92A.500 of the Nevada Revised Statutes.

The following is a discussion of the material provisions of the law pertaining to dissenters’ rights under the Nevada Revised Statutes as set forth in Sections 92A.300 to 92A.500 of the Nevada Revised Statutes, a copy of which is attached hereto as Appendix E. You should read Appendix E in its entirety. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect their dissenters’ rights. Failure to properly demand and perfect dissenters’ rights in accordance with Sections 92A.300 to 92A.500 of the Nevada Revised Statutes will result in the loss of dissenters’ rights.

Eligible Lincoln Gold Nevada shareholders who wish to assert dissenters’ rights must not consent to or approve the conversion proposal and must follow the steps set forth in the dissenters’ notice described below.

When the conversion/continuance is authorized by the shareholders, Lincoln Gold Nevada will send a written dissenters’ notice to all eligible shareholders who provided timely notice of their intent to demand payment for their shares and who did not consent to the conversion/continuance, within 10 days after effectuation of the conversion/continuance. The notice will:

•	state where the demand for payment must be sent and where and when certificates for Lincoln Gold Nevada shares are to be deposited;

•	inform the holders of shares not represented by certificates to what extent the transfer of shares will be restricted after the demand for payment is received;

•	supply a form for demanding payment;

•	set a date by which we must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the notice is delivered; and

•	be accompanied by a copy of Sections 92A.300 through 92A.500 of the NRS;

An eligible shareholder to whom a dissenters’ notice is sent must, by the date set forth in the dissenter’s notice:

•	demand payment;

•	certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

•	deposit his or her certificates in accordance with the terms of the dissenter’s notice.

Eligible shareholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenter’s notice, will not be entitled to demand payment for their shares under Nevada law governing dissenters’ rights.

Within 30 days after receipt of a valid demand for payment, we will pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount we estimate to be the fair value of the shares, plus accrued interest. The payment will be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in shareholders’ equity for that fiscal year and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of dissenters’ rights to demand payment under Section 92A.480 of the NRS; and

•	a copy of Sections 92A.300 through 92A.500 of the NRS.

An eligible dissenter may notify us in writing of the dissenter’s own estimate of the fair value of the shares and interest due, and demand payment based upon his or her estimate, less our estimated fair value payment, or reject the offer for payment made by us and demand payment of the fair value of the dissenter’s shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies us of his demand in writing within 30 days after we made or offered payment for the dissenter’s shares.

If a demand for payment remains unsettled, we will commence a proceeding within 60 days after receiving the demand for payment and petition the court to determine the fair value of the shares of Lincoln Gold Nevada common stock and accrued interest. If we do not commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us; or

•	for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Nevada law.

Under Nevada law, the fair value of shares of Lincoln Gold Nevada common stock means the value of the shares immediately before the consummation of the conversion, excluding any increase or decrease in value in anticipation of the conversion unless excluding such increase or decrease is inequitable. The value determined by the court for the Lincoln Gold Nevada common stock could be more than, less than, or the same as the conversion consideration, but the form of consideration payable as a result of the dissent proceeding would be cash.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amounts the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

•	against us in favor of all dissenters if the court finds we did not substantially comply with the Nevada dissenters’ rights statute; or

•	against either us or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided under the Nevada dissenters’ rights statute.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

If a proceeding is commenced because we did not pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount we estimated to be the fair value of the shares, plus accrued interest, within 30 days after receipt of a valid demand for payment, the court may assess costs against us, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. The assessment of costs and fees, if any, may also be affected by Nevada law governing offers of judgment.

The foregoing summary of the material rights of eligible dissenting shareholders does not purport to be a complete statement of such rights and the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of Nevada law.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following section summarizes the material United States federal income tax consequences of the Continuance to Lincoln Gold to the “U.S. holders” (as defined below) of Lincoln Gold. It does not purport to discuss all of the United States consequences that may be relevant to stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state or local tax law, rule or regulation, nor is any information provided as to the effect of any other United States or foreign tax law, other than the federal income tax laws of the United States to the extent specifically set forth herein. Moran & Ozbirn, P.C., special United States tax counsel to Lincoln Gold, has approved the “Material United States Federal Tax Consequences” section set forth herein. Notwithstanding that it has been approved by U.S. tax counsel, this discussion and any conclusions contained therein neither bind the IRS or the courts nor preclude the IRS nor a court from adopting a contrary position. In addition, no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. The tax discussion set forth below is based upon the facts set out in this proxy statement/prospectus and upon additional information possessed by the management of Lincoln Gold and upon representations of the management of Lincoln Gold.

The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder and does not address all aspects of taxation that may be relevant to individual circumstances and tax situation of any particular shareholder.

You are strongly advised and are expected to consult with your own legal and tax advisors regarding the United States income tax consequences of the Continuance in light of your particular circumstances.

This discussion applies to Lincoln Gold and to stockholders who are U.S. holders that own common shares of Lincoln Gold. U.S. holders include individual citizens or residents of the United States, corporations (or entities treated as corporations for U.S. federal income tax purposes) organized under the laws of the United States or any State thereof or the District of Columbia, U.S. trusts and U.S. estates. U.S. trusts are trusts that are subject to U.S. federal income taxation regardless of source of income and generally include trusts that are subject to the primary supervision of a U.S. court and that are under the control of one or more U.S. persons with respect to substantial trust decisions. A U.S. estate is an estate that is subject to U.S. federal income taxation regardless of the source of the income. U.S. holders who own interests indirectly through partnerships or through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest other than as a common shareholder, should consult with their tax advisors regarding their particular tax consequences.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), adopted and proposed regulations thereunder, Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions, all of which are subject to change, perhaps with retroactive effect. Any such change could alter the tax consequences discussed below. No ruling from the IRS will be requested concerning the U.S. federal income tax consequences of the Continuance. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Code, including, without limitation, banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, application of the alternative minimum tax rules, holders who received our stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a “functional currency” other than the U.S. dollar, and persons subject to taxation as expatriates. This summary does not address the material U.S. federal income tax consequences to a U.S. holder of the ownership, exercise, or disposition of any warrants or compensatory options.

U.S. tax consequences to Lincoln Gold

The Continuance of Lincoln Gold from Nevada to Canada is for corporate purposes a migration of Lincoln Gold from Nevada to Canada. The United States Congress considered transactions whereby U.S. corporations migrate to a foreign jurisdiction to be a potential abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. As a result, Section 7874(b) of the Code was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that a corporation that migrates from the United States will nonetheless remain subject to U.S. tax on its worldwide income unless the migrating entity has substantial business activities in the foreign country in which it is migrating when compared to its total business activities.

The term “substantial business activities” is defined in Treasury Regulation Section 1.7874 -2T. The regulations state that the determination as to whether a corporation has substantial business activities in a particular country is to be made based on all the facts and circumstances, but thereafter lists certain factors that are considered in determining whether a company has substantial business activities in a country in question. Relevant factors include (1) historical presence in the country in question, (2) operations (including sales) in the country in question, (3) the presence of management and performance of management services in the country in question, (4) ownership by investors in the country in question, and (5) whether the existence of business activities in the country in question are material to the achievement of the company’s overall business objections.

Section 7874(b) of the Code will apply to the Lincoln Gold migration unless Lincoln Gold Canada has substantial business activities in Canada when compared to its total business activities. All but one of Lincoln Gold’s employees, its only permanent office and all of its administrative functions are located in Canada. Lincoln Gold’s only business activity relates to four early stage mining prospects, one in Mexico and three in the United States. Lincoln Gold has only one employee in the United States. Most of Lincoln Gold’s shareholders reside in Canada, and historically most of its funds have been raised in Canada. Additionally, because it will be easier to raise additional funds as a Canadian entity (as a result of the shorter hold period and possible TSX-V listing), the Continuance is material to the achievement of Lincoln Gold’s overall business objectives.

Lincoln Gold intends to take the position that it has substantial business activity in Canada in relation to its worldwide activities and that Section 7874(b) of the Code does not apply to cause Lincoln Gold, after the migration, to be subject to U.S. income tax on its worldwide income. Because of the inherently factual nature of the inquiry, U.S. tax counsel expresses no view on whether Lincoln Gold has substantial business activities in Canada in relation to its worldwide business activities and whether Section 7874(b) of the Code will apply to the Continuation.

If Lincoln Gold does not have substantial business activities in Canada, and if Section 7874(b) of the Code were to apply to the migration of Lincoln Gold from Nevada to Canada, it would cause Lincoln Gold Canada to be subject to United States federal income taxation on its worldwide income. The position adopted by Lincoln Gold may be challenged by the U.S. tax authorities with the result that Lincoln Gold may remain subject to U.S. federal income tax on its worldwide income even after the Continuance. In addition to U.S. income taxes, were Section 7874(b) of the Code to apply to Lincoln Gold, Lincoln Gold could be subject to penalties for failure to file U.S. tax returns, late fees and interest on past due taxes. The remainder of this discussion assumes that Section 7874(b) of the Code does not apply to Lincoln Gold.

The Continuance of Lincoln Gold from Nevada to Canada is, for U.S. federal income tax purposes, treated as the transfer of the assets of Lincoln Gold to a Canadian company in exchange for stock of the Canadian company, followed by a distribution of the stock in the Canadian company to the stockholders of Lincoln Gold, and then the exchange by Lincoln Gold Nevada’s stockholders of their Lincoln Gold Nevada stock for Lincoln Gold Canada stock. Lincoln Gold must recognize a gain on the assets held by it at the time of the Continuance to the extent that the fair market value of any assets exceeds its respective basis. The calculation of any potential gain is made separately for each asset held by Lincoln Gold Nevada. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. Management of Lincoln Gold does not believe the fair market value of any of its assets exceeds their tax basis. Therefore, management is of the view that no gain should be recognized by Lincoln Gold as a result of the Continuance.

The valuation of Lincoln Gold’s assets may be challenged by the IRS. Should the IRS disagree with the valuation of Lincoln Gold’s assets, they could reassess the deemed proceeds on the Continuance to a higher amount. It is possible on any such reassessment that the tax liability to Lincoln Gold could be significant and Lincoln Gold may not have the available cash at that time to settle the liability owing. Should Lincoln Gold be unable to settle any such liability, Lincoln Gold may have to cease operations in which case the stockholders of Lincoln Gold would likely lose their investment in Lincoln Gold. Management believes that its determination of the fair market value of its assets and liabilities and the methodology, estimates and assumptions used in reaching such determination are reasonable and the most appropriate in these circumstances.

U.S. tax consequences to U.S. and Canadian shareholders

The Continuance will be treated by shareholders as the exchange by shareholders of stock in a Nevada company for stock of the Canadian company. The shareholders will not be required to recognize any U.S. gain or loss on this transaction. A shareholder’s adjusted basis in the shares of Lincoln Gold Canada received in the exchange will be equal to such shareholder’s adjusted basis in the shares of Lincoln Gold Nevada surrendered in the exchange. A shareholder’s holding period in the shares of Lincoln Gold Canada received in the exchange should include the period of time during which such shareholder held his or her shares in Lincoln Gold Nevada. Because the Continuation qualifies as an “F” reorganization under the Code, there are no U.S. tax consequences to any of the current stockholders of our company. The rule applies whether or not the stockholders are residents or citizens of the U.S. or of a country other than the U.S.

Passive Foreign Investment Company considerations

After the Continuance, Lincoln Gold Canada and every U.S. shareholder of Lincoln Gold Canada will need to annually evaluate whether Lincoln Gold Canada is a Passive Foreign Investment Company (“PFIC”) under IRC Sections 1291 - 1298. If, at any time after the Continuance, Lincoln Gold Canada were considered a PFIC, Lincoln Gold and all U.S. shareholders of Lincoln Gold Canada would need to consider various potential reporting requirements, tax elections and tax liabilities imposed under the PFIC rules. In such situation, the company and all U.S. shareholders should consult with their tax advisors regarding their particular tax consequences. If Lincoln Gold Canada generates revenues in any tax year that are at least 75% passive income (dividends, interest, royalties, rents, annuities, foreign currency gains, and gains from the sale of assets generating passive income), Lincoln Gold Canada will be considered a PFIC for that year and for all future years. In addition, if 50% or more of the gross average value of Lincoln Gold Canada’s assets in any tax year consist of assets that would produce passive income (including cash and cash equivalents held as working capital), Lincoln Gold Canada will be considered a PFIC for that year and for all future years.

Post-Continuance sale of Lincoln Gold Canada shares

A U.S. shareholder who sells his or her shares of Lincoln Gold Canada will generally recognize a long term capital gain (or loss) equal to the amount by which the cash received pursuant to sale of the shares exceeds (or is exceeded by) such holder’s adjusted basis in the shares surrendered. If the U.S. shareholder’s holding period for the Lincoln Gold Canada shares (which includes the holding period for the Lincoln Gold Nevada shares) is less than one year, the U.S. shareholder will recognize a short term capital gain (or loss) on the sale of his or her shares. Individuals are subject to a lower rate of federal income tax (currently 15%) on long term capital gains, while short term capital gains are subject to the same tax rate as is ordinary income. There are limitations on the ability of taxpayers to utilize both long term and short term capital losses.

Post-Continuance dividends on Lincoln Gold Canada shares

Any dividends received by U.S. shareholders of Lincoln Gold Canada will, assuming Lincoln Gold is not a passive foreign investment company, be qualified dividends. Individual shareholders are currently subject to United States federal income tax on qualified dividends at a 15% rate. Any Canadian tax withheld by Canada Customs & Revenue Agency on such dividends will be available as a foreign tax credit to the U.S. shareholders. The amount of the Canadian taxes that can be used as a foreign tax credit will depend on the particular tax situation of each U.S. shareholder. Each U.S. shareholder should consult with a tax advisor regarding the calculation of any available foreign tax credit available in his or her particular tax consequences.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Lang Michener LLP, Canadian tax counsel to Lincoln Gold, the following fairly summarizes the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Act”) applicable to Lincoln Gold and its shareholders of the Continuation, and thereafter of holding and disposing of common shares in the capital of Lincoln Gold.

Comment is restricted to shareholders (each in this summary a “Holder”) of Lincoln Gold each of whom is an individual (other than a trust) or corporation who or which, at all material times for the purposes of the Canadian Act, holds all common shares in the capital of Lincoln Gold solely as capital property, acts at arm’s length with Lincoln Gold, and is not, a “financial institution” to which the “mark to market” rules apply, a “specified financial institution”, nor a shareholder in respect of whom Lincoln Gold is a “foreign affiliate” under the Canadian Act. Comment is further restricted, in the case of any Holder who is not resident in Canada for Canadian income tax purposes (in this commentary, a “Non-resident Holder”), to Non-resident Holders whose common shares in the capital of Lincoln Gold are not used in or in the course of carrying on a business in Canada, and will not constitute “taxable Canadian property” at any particular time after the Continuation. In general, a Lincoln Gold common share held by a Non-resident Holder will not constitute taxable Canadian property at any particular time after the Continuation provided that neither the Non-resident Holder, nor any one or more persons with whom the Nonresident Holder does not deal at arm’s length, alone or in any combination held or had a right to acquire 25% or more of the issued shares of any class in the capital stock of Lincoln Gold at any time in the five years immediately preceding the particular time.

This summary assumes that Lincoln Gold will not, at the time of the Continuation, own shares of a corporation that is resident in Canada for the purposes of the Canadian Act or any property that is taxable Canadian property for such purposes, and will not elect pursuant to §128.1(2)(b)(i) to increase the paid-up capital of shares in its capital is respect of the Continuation.

Comment is based on the current provisions of the Canadian Act and regulations, all amendments thereto publicly proposed by the Minister of Finance of Canada to the date hereof, and counsel’s understanding of the published administrative practices of the Canada Revenue Agency (CRA). Unless otherwise expressly stated, it is assumed that all such amendments will be enacted substantially as currently proposed, and that there will be no other material change to any relevant law or administrative practice, although no assurances can be given in these respects. Except to the extent otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax law, nor any bilateral income tax treaty to which Canada is a party.

This summary is of a general nature only and is not, and is not to be construed as, Canadian income tax advice to any particular Holder. Each Holder is urged to obtain independent advice as to the legal and Canadian income tax implications of the Continuation, and thereafter of holding and disposing of common shares in the capital of Lincoln Gold, applicable to the Holder’s particular circumstances.

The Continuation

Lincoln Gold

Lincoln Gold’s taxation year for Canadian tax purposes will be deemed to have ended immediately before the Continuation. It will be required to fix a new taxation year end for Canadian income tax purposes.

Lincoln Gold will also be deemed to have disposed of all its assets immediately before the Continuation for proceeds of disposition, and immediately thereafter to have acquired them at a cost, equal to their fair market value at that time. Lincoln Gold should not thereby incur any liability for Canadian income tax.

Lincoln Gold will become a resident of Canada for the purposes of the Canadian Act as a result of the Continuation, and consequently thereafter will be liable for Canadian income tax on its world-wide taxable income, if any, computed in accordance with the Canadian Act, subject only to such relief, if any, to which it may be entitled under any Canadian bilateral income tax treaty that may apply to it.

Resident Holders and Non-resident Holders

The Continuation should not give rise to any liability for Canadian income tax to any Holder, regardless of the Holder’s fiscal residence.

Disposing of common shares

Canadian Resident Holders

The normal rules for the taxation of capital gains and losses applicable before the Continuation to Holders who are resident in Canada for the purposes of the Canadian Act (each a “Resident Holder”) will continue to apply to Resident Holders in respect of a disposition of common shares in the capital of Lincoln Gold after the Continuation.

In summary, these rules will provide that a Resident Holder who disposes of such a common share after the Continuation will realize a capital gain (capital loss) equal to the amount by which the proceeds received by the Resident Holder on the disposition exceed (are exceeded by) the adjusted cost base of the common share to the Resident Holder.

The Resident Holder will be required to include one half of any such capital gain (taxable capital gain) in income to be taxed at normal rates.

The Resident Holder may deduct one half of any such capital loss (allowable capital loss) from taxable capital gains realized in the taxation year of the Resident Holder in which the disposition occurs and, to the extent not so deductible, from taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year.

The Resident Holder, if a “Canadian-controlled private corporation” as defined for the purposes of the Canadian Act, will be required to include any taxable capital gain so arising in its “aggregate investment income” and pay an additional refundable tax equal to 6 2/3% of its aggregate investment income, and will be entitled to a refund of such additional tax at the rate of CDN$1 of refund for every CDN$3 of taxable dividends that it subsequently pays.

Non-resident Holders

A Non-resident Holder who disposes of a common share in the capital of Lincoln Gold after the Continuation will be subject to the normal rules for the taxation of capital gains and losses applicable after the Continuation to Resident Holders as discussed above if, at the time of disposition, the common share is not listed on a Canadian or foreign “prescribed stock exchange” as defined in the Canadian Act, unless the Non-resident Holder is relieved from such liability by an applicable tax treaty. The OTC Bulletin Board is not such a prescribed stock exchange. The disposition will be subject to capital gains tax unless exempted by an applicable tax treaty.

Generally, a Non-resident Holder who is a US resident for the purposes of the Canada – U.S. Income Tax Convention, 1980, as amended (the “Treaty”) will not incur any tax liability provided that at the time of disposition not more than 50% of the value of the common shares in the capital of Lincoln Gold derives from “real property” situated in Canada as defined for the purposes of the Treaty (which includes among other things, any right to explore for or exploit mineral deposits and sources in Canada and other natural resources in Canada, or any right to an amount computed by reference to the production, including profit, from, or to the value of production from, mineral deposits and sources in Canada and other natural resources in Canada).

A Non-resident Holder who disposes of common shares in the capital of Lincoln Gold after the Continuation will not incur any liability for Canadian income tax in respect of any taxable capital gain so arising, nor be permitted to deduct any allowable capital loss so arising from taxable capital gains (if any) of the Non-resident Holder otherwise subject to Canadian federal income tax if at the time of disposition such common shares are listed on a Canadian or foreign prescribed stock exchange, including the TSX-V.

The Non-resident Holder will also be required to obtain a tax clearance certificate from CRA in respect of the disposition unless at the time of disposition the common shares in the capital of Lincoln Gold are listed on a Canadian or foreign prescribed stock exchange.

Any Non-resident Holder who is contemplating disposing of common shares in the capital of Lincoln Gold after the Continuation should obtain Canadian tax advice as to whether the Non-resident Holder will be subject to Canadian income tax, or be required to obtain a tax clearance certificate from CRA, in respect of the disposition.

Dividends on common shares

Canadian Resident Holders

A Resident Holder who is an individual will be required to include the amount of any dividend actually or deemed to have been received after the Continuation on a common share in the capital of Lincoln Gold in income, subject to the usual dividend gross-up and dividend tax credit rules applicable to dividends paid by a taxable Canadian corporation.

A Resident Holder that is a corporation will be required to include the amount of any dividend actually or deemed to have been received by it after the Continuation on a common share in the capital of Lincoln Gold in income, but generally will be entitled to deduct an equivalent amount in computing its taxable income. The corporation, if it is a “private corporation” as defined for the purposes of the Canadian Act, or a corporation controlled by or for the benefit of an individual or any related group of individuals, may be liable for a further 33 1/3% refundable tax (Part IV Tax) on any such dividend to the extent that the dividend was deductible in computing its taxable income, and will be entitled to a refund on such Part IV Tax at the rate of CDN$1 of refund for every CDN$3 of taxable dividends that it subsequently pays.

Non-resident Holders

Each Non-resident Holder will be required to pay Canadian withholding tax on the amount of any dividend, including any stock dividend, paid or credited or deemed to be paid or credited by Lincoln Gold after the Continuation to the Non-resident Holder on a common share. The rate of withholding tax is 25% of the gross amount of the dividend, or such lesser rate as may be available under an applicable income tax treaty. The rate of withholding tax under the Treaty applicable to a dividend paid to a Non-resident Holder who is a resident of the United States for the purposes of the Treaty is 5% if the Non-resident Holder is a company that owns at least 10% of the voting stock of Lincoln Gold, and 15% in any other case, of the gross amount of the dividend. Lincoln Gold will be required to withhold any such tax from the dividend, and remit the tax directly to CRA for the account of the Non-resident Holder.

COMPARATIVE RIGHTS OF STOCKHOLDERS

After the Continuation, the stockholders of the former Nevada corporation will become the holders of shares in the capital of a Canadian company organized under the Canada Business Corporations Act (“CBCA”). Differences between the Nevada Revised Statutes and the CBCA, will result in various changes in the rights of stockholders of Lincoln Gold. The following is a summary description of the more significant differences. This summary description is qualified by reference to the Nevada Revised Statutes and the CBCA.

Subject Matter	Nevada	Canada
Inspection of Books and Records	Under Nevada law, any person who has been a stockholder of record of a corporation for at least six months immediately preceding his demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days’ written demand is entitled to inspect in person or by agent or attorney, during usual business hours, a corporations records and make copies therefrom.	Similarly, under Canadian law, there is no specific statutory provision regarding a stockholder’s right to inspect the books and records of the company. Where a corporation has previously distributed its shares to the public, shareholders and creditors of a corporation may, on payment of a reasonable fee, require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a list, an affidavit must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.
Qualification of Directors	A director must be a natural person who is at least 18 years of age. A company must have at least one director. Unless otherwise provided in the articles of incorporation of the company, directors need not be stockholders.	A director must be a natural person who is at least 18 years of age. Directors must not have the status of bankrupt, and must not have been found to be of unsound mind by a court in Canada or elsewhere. All Canada Business Act Corporation corporations must have at least one director, and “distributing corporations” must have at least three directors, at least two of which must not be officers or employees of the corporation or its affiliates. Lincoln Gold is a “distributing corporation” because it has filed a registration statement in a jurisdiction other than Canada. There are no other actions which must be taken by us in order to remain in compliance with the CBCA.
Amendments to the Articles	In order to amend the articles of incorporation of a company, the board of directors must adopt a resolution setting forth the proposed amendment and call a meeting of the stockholders to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment. If it appears upon the canvassing of the votes that stockholders holding shares entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes, or as may be required by the provisions of the articles	In order to amend its articles, the shareholders of a CBCA corporation must pass a special resolution approving the amendment. A special resolution must be approved by two thirds of the votes cast on the resolution. The holders of a class or series of shares are entitled to vote as a separately as a class on any proposed amendment which would increase or decrease any maximum number of authorized shares of that class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to those of such class or series; effect an exchange, reclassification or cancellation

Subject Matter	Nevada	Canada
	of incorporation, have voted in favour of the amendment. The certificate setting forth the amendment and the vote by which the amendment was adopted must be signed by an officer of the company and filed with the secretary of state. If any proposed amendment would adversely alter or change any preference or any other right given to any class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class adversely affected by the amendment.	of all or part of the shares of that class; add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class; increased the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; create a new class of shares equal or superior to the shares of that class; make any class of shares having rights or privileges inferior to the shares of that class equal or superior to the shares of that class; effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class; or constrain the issue, transfer or ownership of the shares of that class, or change or remove any such constraint. The right of holders of a class of shares which would be affected in such a manner to vote separately as a class will apply whether or not that class of shares is otherwise entitled to vote. If authorized by the shareholders in the special resolution amending the articles, the directors may revoke the resolution before it is acted on without further approval of the shareholders. If the directors do not revoke the resolution, the articles of amendment must be filed with the Director under the CBCA, and the Director will then issue a certificate of amendment.
Election and Removal of Directors	Directors are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election and any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the issued and outstanding stock entitled to vote at a meeting called for that purpose. The directors may fill vacancies on the board unless the bylaws provide otherwise.	Shareholders of a corporation shall, by ordinary resolution at each annual meeting at which an election of directors is required, elect directors to hold office. The shareholders of a corporation may be ordinary resolution at a special meeting remove any director or directors from office and may fill such vacancy at the meeting in which the director was removed. If not so filled, a quorum of directors may fill a vacancy among the directors.
Inspection of Stockholders List	Under Nevada law, any stockholder of record of a corporation who has held his shares for more than six months and stockholders holding at least 5% of all of its outstanding shares, is entitled to inspect, during normal business hours, the company’s stock ledger and make extracts therefrom. It also provides that a Nevada company may condition such inspection right upon delivery of a written	Under Canadian law, where a corporation has previously distributed its shares to the public, shareholders and creditors of a corporation may, on payment of a reasonable fee require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a

Subject Matter	Nevada	Canada
	affidavit stating that inspection is not desired for any purpose not related to the stockholder’s interest in the company.	list, an affidavit must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.
Transactions with Officers and Directors	Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith by a vote sufficient for the purpose, without counting the vote or votes of the common or interested director or directors, or (ii) the contract or transaction, in good faith, is ratified or approved by the holders of a majority of the voting power, (iii) the fact of common directorship, office or financial interest known to the director or officer at the time of the transactions is brought before the board of directors for actions, or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.	Under Canadian law, a material contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer or has a material interest in, is not invalid if the director or officer has disclosed the nature and extent of his interest and the contract or transaction was approved by the directors. Even if such disclosure is not made, a director or officer, acting honestly and in good faith, will not be accountable to the corporation for any profit realized in such a transaction, and the contract or transaction will not be invalid only by reason of such interest, if the contract or transaction is approved by a special resolution at a meeting of shareholders, disclosure of the interest sufficient to indicate its nature was made before shareholder approval, and the contract or transaction is reasonable and fair to the corporation at the time it was approved.
Limitation on Liability of Directors; Indemnification of Officers and Directors	Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal	Canadian law provides that a corporation may indemnify a director or officer or a former director or officer of the corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person: (i) acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, the individual had reasonable grounds for believing that the individuals conduct was lawful.

Subject Matter	Nevada	Canada
counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
Voting Rights with respect to extraordinary corporate transactions	Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of	Approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a two-thirds majority vote at a duly called meeting.

Subject Matter	Nevada	Canada
incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger, plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.
Stockholders’ consent without a meeting	Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required. In no instance where actions are authorized by written consent, need a meeting of the stockholders be called or notice given.	Any action required or permitted to be taken at a meeting of the stockholders may be taken by a written resolution signed by all the stockholders entitled to vote on such resolution.
Stockholder Voting Requirements	Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or represented by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business. An act by the	Unless the by-laws otherwise provide, a quorum of stockholders is present for a meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Except where the CBCA requires approval by a special resolution, being approval by a two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution, a simple majority or the shares present in person or represented by proxy and entitled to vote on a resolution is required to approve any resolution properly brought before the stockholders. Where the articles of a corporation provide for cumulative voting, stockholders voting at an election of directors have the right to a number of votes equal to the votes attached to the shares held by such stockholder multiplied by the number of directors to be elected and stockholders may cast all such votes in favour of one candidate for director or may distribute the votes among the candidates in any manner.

Subject Matter	Nevada	Canada
	stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.	The holders of a class or series of shares are entitled to vote separately on proposals to amend the articles of a corporation where such amendment affects the rights of such class or series in a manner different than other shares of the corporation. A vote to approve any such amendment is passed if approved by a two-thirds majority of the voting power of the class or series represented in person or by proxy at a meeting called to approve such amendment.
Dividends	A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).	A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation’s assets would be less than the total of its liabilities and stated capital of all classes.
Anti-Takeover Provisions	Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents, and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute). The Nevada statute also restricts a “business combination” with “interested shareholders”, unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A “combination” includes (a) any merger with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b)	There is no provision under Canadian law similar to the Nevada Acquisition of Controlling Interest Statute.

Subject Matter	Nevada	Canada
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested stockholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder,” (e) certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested stockholder,” or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met and either (a) (i) the board of directors of the corporation approves, prior to such person becoming an “interested stockholder”, the combination or the purchase of shares by the “interested stockholder” or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested stockholder” at a meeting called no earlier than three years

Subject Matter	Nevada	Canada
after the date the “interested stockholder” became such or (b) (i) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets certain minimum requirements set forth in the statutes and (ii) prior to the consummation of the “combination”, except in limited circumstances, the “interested stockholder” will not have become the beneficial owner of additional voting shares of the corporation.
Appraisal Rights; Dissenters’ Rights	Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws of the issuing corporation in effect on the tenth day following an acquisition of a controlling interest by an acquiring person, if control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favour of authorizing voting rights for the control shares may dissent in and obtain payment of the fair value of his shares. Also, Nevada law does not provide for dissenters’ rights in the case of a sale of assets.	Under the CBCA, the holders of shares of any class of a corporation have the right to dissent when a company amends its articles to change any provisions restricting or constraining the issue, transfer or ownership of shares of that class. Stockholders also have dissenters’ rights when a company proposes to amend its articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on, amalgamate (other than a vertical short-form amalgamation with a wholly-owned subsidiary), continue to another jurisdiction, sell, lease or exchange all or substantially all of its property, or carry out a going private or squeeze-out transaction. A shareholder who properly exercises his or her rights of dissent is entitled to be paid the fair market value of his or her shares in respect of which he or she dissents.

ACCOUNTING TREATMENT

For United States accounting purposes, the Continuation of our company from a Nevada corporation to a Canadian corporation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Lincoln Gold Canada based on existing carrying values at the date of the exchange. The historical comparative figures of Lincoln Gold will be those of Lincoln Gold as a Nevada company.

We currently prepare our consolidated financial statements in accordance with GAAP in the United States. After our Continuance to Canada, as a Canadian domestic issuer, we plan to prepare our annual and interim consolidated financial statements in accordance with Canadian GAAP. For the purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP. In addition, as a foreign private issuer, Lincoln Gold will not have to file quarterly reports with the SEC.

APPLICATION OF SECURITIES LAWS

Upon the effective date of the Continuation we will continue to be subject to the securities laws of the provinces of Canada as those laws apply to Canadian domestic issuers. We will qualify as a foreign private issuer in the United States and, as a foreign private issuer, Lincoln Gold’s directors, officers and 10% stockholders be no longer be subject to Section 16(b) of the Exchange Act and we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to Lincoln Gold upon the Continuation.

DESCRIPTION OF BUSINESS

Corporation Organization

Incorporation

We were incorporated under the laws of the State of Nevada as Braden Technologies, Inc. on February 17, 1999. We have been engaged in the acquisition, exploration and development of mineral properties since our inception.

Share Split

We completed a four-for-one split of our common stock effective March 10, 2004. As a result of this stock-split, our authorized capital increased from 25,000,000 shares to 100,000,000 shares of common stock. Concurrent with our stock split, the number of our issued and outstanding shares increased from 2,850,000 shares to 11,400,000 shares.

Acquisition of Lincoln Gold

We completed the acquisition of Lincoln Gold Corp. (“Lincoln Gold”) a Nevada corporation effective March 26, 2004. This acquisition was completed by our acquisition of all of the issued and outstanding shares of Lincoln Gold from the former shareholders of Lincoln Gold On closing of the acquisition, we issued 24,000,000 shares of our common stock to the shareholders of Lincoln Gold. As a result of this issuance, the number of our issued and outstanding shares increased from 11,400,000 shares to 35,400,000 shares, of which approximately 67.80% was owned by the former shareholders of Lincoln Gold upon the completion of the acquisition.

Merger with Lincoln Gold

Subsequent to our acquisition of Lincoln Gold, we merged with Lincoln Gold in a parent/ subsidiary merger in April 2004 under Chapter 92A of the Nevada Revised Statutes. We completed the change of our name from “Braden Technologies Inc.” to “Lincoln Gold Corporation” as part of this merger process.

Overview

We are engaged in the acquisition and exploration of mineral properties in the State of Nevada. Our plan of operations for the next twelve months is to conduct exploration of our mineral properties in the State of Nevada.

We are an exploration stage company. All of our projects are at the exploration stage and there is no assurance that any of our mining claims contain a commercially viable ore body. We plan to undertake further exploration of our properties. We anticipate that we will require additional financing in order to pursue full exploration of these claims. We do not have sufficient financing to undertake full exploration of our mineral claims at present and there is no assurance that we will be able to obtain the necessary financing.

There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

Mineral Properties and Plan of Operations

We presently hold interests in three groups of mineral properties in Nevada and one in northern Mexico, as described below:

Name of Property	Location
Hannah Property	Churchill County, Nevada
JDS Property	Eureka County, Nevada
La Bufa	State of Chihuahua, Mexico
Pine Grove Property	Yerrington, Nevada

Subsequent to the completion of our second quarter, we dropped out interest in the Jenny Hill Property in the Mineral and Nye Counties of Nevada as a result of unfavorable exploration results.

In addition, we are in the process of negotiating to acquire a fourth property in Nevada. The property is known as the Pine Grove and is near Yerington, Nevada. There are two patented claims associated with the property and two claim holders. We are in the process of drawing up formal agreements on the claims pursuant to negotiations that have been completed to date. No expenditures have been made on the claims and none will be made until the formal agreements are signed.

Our plan of operations is to carry out exploration of our mineral properties. Our specific exploration plan for each of our mineral properties, together with information regarding the location and access, history of operations, present condition and geology of each of our properties, is presented in the section of this Registration Statement entitled “Description of Properties.” All of our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of mineralization.

Our exploration programs will be directed by our management and will be supervised by Mr. Jeff Wilson, our vice-president of exploration. We will engage contractors to carry out our exploration programs under Mr. Wilson’s supervision. Contractors that we plan to engage include project geologists, geochemical sampling crews and drilling companies, each according the specific exploration program on each property. Our budgets for our exploration programs are set forth in the section of this Registration Statement entitled “Description of Properties.” We plan to solicit bids from drilling companies prior to selecting any drilling company to complete a drilling program. We anticipate paying normal industry rates for reverse-circulation drilling.

We plan to complete our exploration programs within the periods specified in the section of this Registration Statement entitled “Description of Properties.” Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following:

(a)      poor availability of drill rigs due to high demand in Nevada and Mexico;

(b)       delays caused by permitting and bonding with the US Bureau of Land Management (“BLM”) with respect to drilling programs;

(c)      our inability to identify a joint venture partner and conclude a joint venture agreement where we anticipate a joint venture will be required due to the high costs of a drilling program;

(d)       adverse weather, including heavy snow; and

(e)      our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)      adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;

(b)      increased costs for contract geologists and geochemical sampling crews due to increased demand in Nevada; and

(c)      increased drill rig and crew rental costs due to high demand in Nevada and Mexico.

Our board of directors will make determinations as whether to proceed with the additional exploration of our Nevada and Mexico mineral properties based on the results of the preliminary exploration that we undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We may consider entering into joint venture arrangements on several of our mineral properties to provide the required funding to pursue drilling and advanced exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner. The assignment of the interest would be conditional upon contribution by the joint venture partner of capital to enable the advanced exploration on the mineral properties to proceed. We are presently in the process of attempting to locate a joint venture partner for our mineral claims, but we have not concluded any joint venture agreements to date. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate the further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. We have renewed all of our Nevada mineral claims by making the required filings with the BLM by September 1, 2006. We further plan to renew all of our mineral claims by making the required filings with the BLM by September 1, 2007 except where we determine to abandon exploration of any mineral claim prior to September 1, 2007. All exploration activities on our mineral claims are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that our mineral claims contain potentially commercial exploitable quantities of gold, then we would attempt to complete feasibility studies on our property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration programs show evidence of gold mineralization.

If we determine not to proceed with further exploration of any of our mineral claims due to results from geological exploration that indicate that further exploration is not recommended or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Jenny Hill Property

Kinross completed the drilling of ten reverse circulation drill holes on our Jenny Hill Property located in the Black Hills, Mineral County, Nevada. This drilling work was carried out in March and April 2007 and although gold mineralization was encountered in a majority of the holes the property was returned to the Company by Kinross who stated that they would not carry out any additional work. After reviewing the results of the drilling, we concluded that the property was not meeting our expectations and returned the property to its original owners. As a result, we no longer own any interest in the Jenny Hill Property.

New Opportunities

We continue to review new prospective gold exploration opportunities in Nevada, Utah, Arizona, California and Mexico. We plan to continue to review new opportunities on a case-by-case basis.

Government Regulations

We will be required to obtain work permits from the United States Bureau of Land Management (“BLM”) for any exploration work on our Nevada mineral properties that results in a physical disturbance to the land. We will not be required to obtain a work permit for any phase of our proposed mineral exploration programs that does not involve any physical disturbance to the mineral claims, such as data compilation, field work and geochemical surveys. We will be required to obtain work permits for all drilling operations that we plan to conduct on our mineral properties. Prior to commencing drilling operations on any of our properties, we must submit a “Notice of Intent to Operate” to the BLM and post a bond as security for our obligation to complete reclamation activities. We will be required by the Bureau of Land Management to undertake remediation work on any work that results in physical disturbance to the mineral claims, including drilling programs. We estimate that the cost of remediation work for our drilling programs will be approximately $25,000 for each drilling program. The estimated amount of remediation work is included within our budgets for our exploration programs. The actual amount of reclamation cost will vary according to the degree of physical disturbance.

We have made all current Bureau of Land Management filings for our Nevada properties. All claims are in good standing until September 1, 2007. Applicable county fees have also been paid.

The La Bufa property is an exploration concession granted by a branch of the Mexican government and is for a three year terms. Thereafter, the La Bufa property may be converted into an exploitation concession that would have a term of fifty years. The La Bufa property is presently beginning the second year of the term of its exploration concession. An annual fee of $1.25 pesos per hectare is due to the Mexican federal government. The net area of the La Bufa exploration concession is 1040.75 hectares, thereby requiring an annual payment of $1300.94 pesos. These amounts are subject to change and adjustment by the Mexican authorities.

Competition

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration programs are summarized under the section of this Registration Statement entitled “Description of Properties.”

Employees

We have two employees, namely Paul Saxton, our chief executive officer and chief financial officer, and Jeffrey Wilson, our vice-president of exploration. We carry out our exploration programs through contracts with third parties, including geologists, engineers, drilling companies.

Subsidiaries

We do not have any subsidiaries.

DESCRIPTION OF PROPERTIES

We maintain our head office located at Suite 350 – 885 Dunsmuir Street, Vancouver, B.C., V6C 1N5. These premises are located at the business premises of our president, Mr. Paul Saxton. We pay a proportionate share of rent and administrative expenses associated with these premises.

Our operations office is located at 325 Tahoe Drive, Carson City, Nevada, 89703. Our operations office is located in the home of Mr. Jeff Wilson, our vice-president of exploration. These premises are provided by Mr. Wilson at no cost to us.

Our current four groups of mineral properties located in the State of Nevada are described below:

HANNAH PROPERTY, CHURCHILL COUNTY, NEVADA

1.	Location and Access

The Hannah Property is located approximately 55 miles east of Reno, Nevada in the southern portion of the Trinity Range north of Interstate 80 in Churchill County. Access is east from Reno via Interstate 80 and then north on gravel and dirt roads from Hot Springs Flat to the Property. A map showing the location of and access to the Hannah property is presented below:

Nache Peak
6358
Copper
Valley
HANNAH PROJECT
N
W
E
S
Black Warrior Peak
6336
TRUCKEE
Fireball
Ridge
5331
Hot Springs
Flat
Juniper Peak
7203
RANGE
Brady
Hot Springs
Desert Peak
5365
MTS
Black Mtn
5495
Two Tips
7074
HOT SPRINGS
Dodge
Flat
0 1 2 3 4 5 Miles
Wadsworth
River
Fernley
TRUCKEE
LAHONTAN
STATE RECREATION
LINCOLN GOLD CORPORATION
Hannah Project
Sections 17 & 18, T24N, R27E
Churchill County, Nevada
Access and Location Map
Unimproved Dirt Road
Maintained Gravel Road
Scale: 1:250,000

2.	Ownership Interest

The Hannah property is comprised of twenty-three (23) unpatented lode claims covering approximately 460 acres (0.72 sq. miles) in Churchill County, Nevada.

We have an option to acquire a 100% interest in the claims comprising the Hannah project, subject to a net smelter royalty, pursuant to an option agreement dated December 24, 2003 between us and Larry and Susan McIntosh of Gardnerville, Nevada, as optionors. We have the option to acquire a 100% interest in the Hannah property by making aggregate payments to the optionors in the amount of $210,000. We may exercise this option at any time prior to the ten year anniversary of the effective date of the agreement, being December 24, 2013. We are obligated to make the following option payments in order to maintain our option agreement in good standing:

Date of Payment	Amount of Option Payment
December 24, 2003	$5,000 (paid)
January 10, 2005	$5,000 (paid)
January 10, 2006	$10,000 (paid)
January 10, 2007	$15,000 (in quarterly payments) First payment has been made
January 10, 2008	$25,000
January 10, 2009	$25,000
January 10, 2010	$25,000
January 10, 2011	$25,000
January 10, 2012	$25,000
January 10, 2013	$50,000

We will be deemed to have exercised the option upon completion of the above option payments at which time we will be entitled to a 100% interest in the Hannah property, subject to the payment of a net smelter royalty to the optionors. The net smelter royalty will be calculated as 3% of net smelter returns, as defined in the option agreement, if the price of gold is less than or equal to $400 per ounce, and 4% of net smelter returns if the price of gold is greater than $400 per ounce. If we exercise the option, we will have the right to reduce the net smelter royalty by 1%, up to a maximum of 2%, upon the payment of $500,000 to the optionors for each 1% of reduction as set out in the table below:

Gold Price ($ per ounce)	Net Smelter Royalty payable on execution of the Agreement	Net Smelter Royalty payable after first payment of $500,000	Net Smelter Royalty payable after second payment of $500,000
Less than or equal to $400	3%	2%	1%
Greater than $400	4%	3%	2%

If we complete a positive feasibility study for the development or mining of mineral products on the Hannah property and obtains all government approvals, consents, licenses and permits to construct, develop or operate a mine on the Hannah property prior to January 10, 2013, we will be obligated purchase the Hannah property prior to the commencement of mining of mineral products. In this event, the purchase price for the Hannah property shall be the sum of all unpaid option payments due to the optionors through January 10, 2013.

We have the exclusive right to conduct exploration on the Hannah property during the term of the option agreement, provided that we make the required option payments. We are obligated to make all federal and county claim maintenance fees in a timely manner to keep the claims in good standing during the term of the option agreement.

In the event that we do not make any required option payment, then the optionors will be entitled to terminate the agreement and we will lose our interest in the property. However, we will not have any obligation to make further option payments in the event of termination due to our inability to make any required option payment. We may surrender our interest in the property and terminate the agreement at our election upon written notice to the optionors. In this event, the optionors will retain all option payments paid pursuant to the agreement.

We have paid $3,075 for BLM and County annual claim maintenance fees that were required to be paid by October 1, 2006. We will be required pay approximately $3,075 for BLM and County annual claim maintenance fees by September 1, 2007. We are not obligated to complete any minimum exploration expenditures or other work commitment in order to maintain our option on the Hannah property.

3.	History of Operations

Various old shafts, adits, and numerous small prospects are on the Hannah Property from prospecting in the early 1900’s. Cominco was active in the general area in the 1960’s and Chevron drilled three scattered holes on the claim block in the 1980’s. None of Chevron’s holes tested the Hannah gold target. Four backhoe trenches were dug by Cordex in the late 1990’s, however no follow-up work was conducted. NDT Ventures held the property in 2002 but conducted no significant work. A total of 50 soil samples and 329 rock-chip samples have been collected from the property and assayed.

4.	Present Condition of the Property and Current State of Exploration

The Hannah Property is in the early stage of exploration and presently contains no known gold or silver resources. Our current state of exploration consists of geologic mapping, soil and rock-chip sampling, a ground magnetometer survey, and 11 reverse-circulation drill holes (4,815 ft) drilled by the Company in 2005. Shallow ore-grade gold and silver mineralization is present in two adjacent drill holes.

There is no plant or equipment on the Hannah Property other than some scattered remnants of past prospecting. The property consists of barren land with no improvements with the exception of dirt roads.

We have no formal reports on the Hannah Property. However, we do have all soil and rock-chip sample maps and results, a preliminary geologic map, a ground magnetometer map, and drill hole logs and assay results from 11 reverse-circulation drill holes.

During 2006, we conducted a ground magnetometer survey in the vicinity of mineralized drill holes H-1 and H-11 which were drilled in a northwest-trending, highly oxidized shear zone. Results show a magnetic high to the northwest buried under pediment gravels and a magnetic low to the southeast beneath alluvium. The abrupt transition area from low to high magnetic response offers a possible structural intersection between contrasting rock types. Structural intersections are potential gold-silver targets.

Provided adequate funding is available, we would like to conduct offset drilling from the two holes that encountered ore-grade gold-silver mineralization. However, we are also showing the property to multiple “juniors” who have expressed potential interest in participating in a joint venture on the Hannah Property. To date, we have not concluded any joint venture agreement for the Hannah Property. It is important to note that there is no “work obligation” in the property option agreement. Owing to this situation, the property may sit idle until a joint venture partner is acquired, provided that we continue to make the payments required under the option agreement.

We have determined that follow up drilling is warranted on the Hannah Property based on the results of the initial eleven hole drilling program that we completed on the Hannah Property. We did not complete any exploration work on the Hannah property in the six months of 2007. We have been talking to various potential joint venture candidates to take on the work noted below to earn-in to the property. If we do not find a joint venture partner this work will probably not be completed.

If we are successful in finding a joint venture partner, we anticipate our plan of exploration for the Hannah Property will be as follows:

Description of Phase of Exploration	Description of Exploration Work Required
Acquire Joint Venture Partner	Execute an Exploration Agreement with Option to Joint Venture with a potential joint venture partner (a “JV Partner”)
Exploration Trenching	JV Partner conducts trenching across target with an excavator
Phase 2 Drilling	JV Partner drills 5 to 10 angle reverse circulation drill holes
Bottle Roll Metallurgical Tests	JV Partner conducts metallurgical tests on select drill cuttings
Data Evaluation	Evaluate results

The anticipated timetable and estimated budget for completion for each stage of exploration is as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Acquire Joint Venture Partner	4th Quarter 2007	$3,000
Exploration Trenching	4th Quarter 2007	$0 (Partner’s Cost)
Phase 2 Drilling	2nd Quarter 2008	$0 (Partner’s Cost)
Bottle-Roll Metallurgical Tests	3rd Quarter 2008	$0 (Partner’s Cost)
Data Evaluation	3rd Quarter 2008	$2,000

All significant work is expected to be conducted by a joint venture partner using qualified contractors.

5.	Geology

The Hannah Property lies in “exotic” metamorphic terrain comprised of Triassic metavolcancis (greenstones) and various Cretaceous intrusive rocks and Tertiary lake beds (no formation names). A highly oxidized, northwest–trending, gold-silver-bearing shear zone cuts the metavolcanic rocks and is exposed in an outcrop approximately 50 to 100 ft wide and 300 ft long at the edge of the pediment. Pediment and alluvial gravels cover the shear zone to the northwest and southeast. The altered shear zone consists of hydrothermally altered breccia that contains conspicuous iron-oxides and bleaching. Two drill holes cut the zone. Angle hole H-1 (-45º) encountered 35 ft @ 0.016 opt gold from 40 to 75 ft and angle hole H-2 (-60º) encountered 10 ft @ 0.094 opt gold + 5.1 opt silver from 15 to 25 ft. This mineralization is believed to continue under gravels to the northwest and southeast. Similar, although much narrower, shear zones occur on the property and extend up to 1,200 ft in strike length.

JDS PROPERTY, EUREKA COUNTY, NEVADA

1.	Location and Access

The JDS property is located in central Nevada within the “Cortez Trend” portion of the Battle Mountain-Eureka Mineral Belt, approximately 40 miles northwest of the small mining town of Eureka. The property is in Denay Valley adjacent to the northern end of the Simpson Park Mountains. Access is fair to good during good weather via the “Tonkin Road” (dirt/gravel) that traverses through the property. A map showing the location of and access to the JDS property is presented below:

LINCOLN GOLD CORPORATION
JDS Project
Sections 14, 15, 22, 23, 26 & 27, T25N, R50E
Eureka County, Nevada
Access and Location Map
Scale: 1:500,000
JDS PROJECT
N
S
E
W
0
5
10 Miles
Carlin
Battle Mountain
Beowawe
Crescent Valley
Gold Acres
Cortez
Palisade
E U R E K A
E R
CRESCENT VALLEY
CORTEZ MOUNTAINS

2.	Ownership Interest

We are the owner of the seventy-seven (77) unpatented lode claims comprising the JDS project which covers approximately 1,540 acres (2.04 sq miles). We staked and recorded the mineral claims. These mineral claims are registered in our name and are not subject to underlying lease payments or royalties. The JDS property is subject only to annual claim maintenance fees payable to the BLM and Eureka County. We must pay approximately $12,500 in BLM and Eureka County annual claim maintenance fees by September 1, 2007 in order to maintain our interest in these properties.

Effective May 15, 2006, we entered into a letter agreement on the JDS property for an Exploration Agreement with Option to Form Joint Venture with Golden Odyssey Exploration (TVX: GOE). The earn-in terms are presented below:

Earn-In Period	Required Expenditures	Percent Earned Interest upon Completion of Required Expenditure
18 months from Letter Agreement	6000 ft of exploration drilling	51%
To be determined	$1,500,000	14%
To be determined	$2,000,000	10%
		Total 75%

Under the terms of the letter agreement, Golden Odyssey is obligated for all annual claim maintenance fees payable to the BLM and to Eureka County.

3.	History of Operations

There have been no previous operations of any type on the property.

4.	Present Condition of the Property and Current State of Exploration

In 2005, we completed a mercury soil gas survey and a detail gravity survey line over the northwest portion of the claim block. This area is considered the most prospective for discovery of a Carlin-type gold deposit hosted in “lower plate” carbonate rocks.

There is no plant or equipment of the JDS Property. The property consists of barren land with no improvements other than a Eureka County dirt road that crosses the property and various cattle fences.

We presently have one geologic report on the JDS property that was written by Kenneth D. Cunningham, Nevada Professional Geologist PG-1636, dated February 9, 2004. The report reviews the potential for Carlin type gold deposits on the JDS Property. We have all raw data and maps for the mercury soil gas survey and for the detail gravity survey line in the same general area. We also have various summary maps and property diagrams.

Work in 2006 consisted largely of farm-out efforts by the Company which were consummated in May 2006 when we entered into the letter agreement with Golden Odyssey. Golden Odyssey has initiated drill permitting with the BLM and have located an available drill rig. Golden Odyssey initiated the drill program during the second quarter of 2007.

Property exploration during 2007 will be conducted by Golden Odyssey Exploration.

Description of Phase of Exploration	Description of Exploration Work Required
Phase 1 Drilling	Golden Odyssey to drill 6,000 ft of reverse-circulation drilling in various locations
Data Evaluation	Evaluate drill data

The anticipated timetable and budget for the Company’s share of work is listed below:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Phase 1 Drilling	4th Quarter 2007 – 1st Quarter 2008	$0 (Golden Odyssey’s Cost)
Data Evaluation	2nd Quarter 2008	$5,000

5.	Geology

The JDS Property lies within the Cortez Trend in the southern portion of the Battle Mountain-Eureka Mineral Belt. Although covered by valley fill, the geology of the JDS Property is believed to be an extension of favourable “lower plate” rocks of the Roberts Mountains Thrust that are known to host large Carlin-type gold deposits. Potential Devonian host rocks are exposed in the nearby Simpson Park Mountains and are believed concealed under shallow cover at JDS. Similar Devonian strata host very large gold deposits at Pipeline and Cortez to the northwest of the JDS Property. Available gravity data at JDS suggest shallow depth to bedrock and north-trending faults that converge in the northwestern portion of the claim block. The combination of favourable “lower plate” bedrock and converging faults indicate exploration potential for Carlin-type gold deposit(s). A strong mercury soil gas anomaly has also been identified in the northwest portion of the JDS Property.

LA BUFA PROPERTY, Chihuahua, Mexico

1.	Location and Access

The La Bufa exploration concession is located in the southwest extremity of the state of Chihuahua, Mexico and is centered on the small town (mining district) of Guadalupe y Calvo in the Sierra Madre Occidental. The single exploration concession adjoins and surrounds other concessions within the district. Net area is 2,291.26 hectares (approximately 5,661.7 net acres). The nearest commercial airport is in the city of Chihuahua, 480 km by road from the property. All-season vehicle access to the property is excellent. The town of Guadalupe y Calvo is the terminus of the paved, well-maintained Mexico Highway 24 which winds 270 kilometers from mining town of Hidalgo del Parral to the northeast. Access on the concession is via dirt roads. A map showing the location and access to the La Bufa property is presented below.

2.	Ownership Interest

The La Bufa Property consists of three contiguous Mexican Exploration Concessions, La Bufa (No. 219036), La Bufa 1 (No. 222724), and La Bufa 2 (No. 223165) totalling 1,916.21 hectares, as follows:

Name	Type	Title	File	Area Hect.	Issued	Expires	Tax Rate	Pesos	$
La Bufa	Explor.	219036	16/31696	1040.7594	31/Jan/03	30-Jan-09	$6.0100	$6,256	$585
La Bufa	Explor.	222724	16/32275	485.0000	27-Aug-04	26-Aug-10	$6.0100	$2,916	$273

Name	Type	Title	File	Area Hect.	Issued	Expires	Tax Rate	Pesos	$
La Bufa	Explor.	223165	16/32529	765.5000	28-Oct-04	27-Oct-10	$6.0100	$4,602	$430

The La Bufa Property consists of three contiguous Mexican concessions issued by the Direccion General de Minas in 2003 and 2004 to Minera Gavilan, S.A. de C.V., a Mexican subsidiary controlled 100% by Almaden Minerals Ltd. a publicly traded Canadian junior listed on the Toronto Stock Exchange (AMM).

On August 8, 2005, we executed a letter of intent to joint venture the property with Almaden whereby we can earn a 51% interest in the property by undertaking exploration expenditures in the minimum amount of $2.0 million over 4 years. We can earn an additional 9% interest by undertaking exploration expenditures in the minimum amount of an additional $1.0 million over a further 18 months. As consideration, we issued to Almaden 50,000 shares of our common stock upon signing of the letter of intent and have agreed to issue to Almaden 60,000 shares on the first anniversary, 70,000 shares on the second anniversary, 80,000 shares on the third anniversary, 90,000 shares on the fourth anniversary, and 100,000 shares upon our electing to acquire the additional 9% interest. In all, we may acquire a 60% interest in the La Bufa property by undertaking $3.0 million in exploration work and issuing 450,000 shares of our common stock to Almaden, with Almaden retaining a 40% interest.

On April 12, 2007, we entered into an option agreement (the “Option Agreement”) with Almaden to acquire a 60% interest in the La Bufa Property. The Option Agreement supersedes and replaces the August 8, 2005 letter of intent to joint venture the property with Almaden.

Under the Option Agreement, we will be entitled to earn a 60% interest in the La Bufa Property by (a) undertaking a work program on the Bufa Property aggregating $3,500,000 in expenditures for mining work, and (b) issuing an aggregate of 1,550,000 shares of our common stock to Almaden pursuant to the terms of the Option Agreement.

The $3,500,000 of expenditures for mining work must be incurred in accordance with the following schedule:

  we must spend $500,000 in expenditures (which must include drilling) on the La Bufa Property by the first anniversary of the effective date of the Option Agreement (the “Effective Date”). This obligation is a firm commitment;

  we must spend an additional $750,000 on the La Bufa Property by the second anniversary of the Effective Date;

  we must spend an additional $1,000,000 on the La Bufa Property by the third anniversary of the Effective Date; and

  we must spend an additional $1,250,000 on the La Bufa Property by the fourth anniversary of the Effective Date.

  The 1,550,000 shares must be issued in accordance with the following schedule:

  150,000 shares within 5 business days from the Effective Date;

  200,000 shares on or before the first anniversary of the Effective Date;

  200,000 shares on or before the second anniversary of the Effective Date; and

  1,000,000 shares on or before the fourth anniversary of the Effective Date.

During the term of the Option Agreement, we will be obligated to maintain the La Bufa Property in good standing by completing and filing, or making payment in lieu thereof, of all necessary assessment work on the La Bufa Property and by paying all taxes.

Upon the completion of the expenditure requirements and the share issue requirements as set forth in Option Agreement, we shall be deemed to have earned an undivided 60% interest in the La Bufa Property. Upon our earning an interest in the La Bufa property, all operations shall be conducted by us and Almaden on a joint venture basis. The basic terms of the joint venture are prescribed in the Option Agreement.

We have the right to terminate the Option Agreement at any time by giving 30 days notice of termination to Almaden. Upon termination by us, we will have no further obligation to issue any shares or incur any further expenditures for mining work on the La Bufa Property, other than in respect of obligations that had accrued to the date of termination.

The shares will be issued to Almaden in accordance with Rule 903 of Regulation S of the Securities Act of 1933 (the “Act”). We have completed the issuance of the initial 150,000 shares to Almaden.

3.	History of Operations

Gold was discovered in the Guadalupe y Calvo district in 1835 with extended periods of production up to 1939. The gold-silver veins were exploited largely by underground operations. A mint was constructed in 1844 by the Mexican government to take advantage of the precious metals production in the district.

Modern exploration work in the district has centered largely in the area of past production which is surrounded completely by the La Bufa concessions. Although the vein system extends beyond the area of the old workings, little exploration work has been conducted. Asarco drilled two angle core holes in the 1970’s on La Bufa ground with both holes encountering ore-grade gold and silver. A previous joint venture on the La Bufa Property between Almaden Minerals Ltd. and Grid Capital Corporation resulted in the drilling of five angle core holes (666.15 m) in three locations during December 2004. Hole GUD04-03 returned encouraging gold-silver-lead-zinc assays from multiple, narrow-vein intercepts (Almaden Minerals News Release, Jan. 24, 2005). However, Grid Capital backed out of the joint venture for undisclosed reasons. We have since entered into a new joint venture with Almaden to explore the La Bufa concession.

4.	Present Condition of the Property and Current State of Exploration

The La Bufa Property is in the early stage of exploration and presently contains no known gold or silver resources. There is no plant or equipment on the property. The concessions encompass the town of Guadalupe y Calvo. Potential for gold-silver veins exists primarily along the eastern side of the town in low, forested and brush-covered hills.

In 2006, the Company conducted aerial photography over the entire district for the purpose of generating a topographic base map suitable for detail geologic mapping. A Mexican survey crew was contracted to survey control points required to produce the topographic maps. However, heavy snow delayed the survey crew from access to the survey area. Surveying is now planned for the 1st quarter of 2007.

The Company also conducted a soil sampling program over the most prospective portion of the La Bufa Property in 2006. The survey covered approximately 1600 meters (5,250 ft) of potential vein strike. Results reveal at least eight significant gold anomalies that warrant follow-up work.

The 2007 exploration plan is presented in the following table:

Description of Phase of Exploration	Description of Exploration Work Required
Base map construction	Obtain ground control points; submit data; generate maps
Detail geologic mapping	Map & sample quartz veins and geology onto new base map
Select drill targets	Compile geologic mapping with soil & rock-chip geochem data
Acquire drilling permit	Contract professional landman to acquire drill permit
Construct drill pads	Hire local labor and construct drill pads; recondition roads
Phase 1 core drilling	Hire drill contractor and drill 8 angle core holes for 250 m each

Description of Phase of Exploration	Description of Exploration Work Required
Evaluate drilling data	Compile drilling data with surface data

The anticipated timetable and budget for the 2007 exploration plan is presented in the following table.

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion
Base map construction	2nd Quarter 2007	$14,000
Detail geologic mapping	2rd Quarter 2007	$43,000
Select drill targets	3rd Quarter 2007	$3,000
Acquire drilling permit	4th Quarter 2007	$10,000
Construct drill pads	4th Quarter 2007	$16,000
Phase 1 core drilling	4th Quarter 2007	$287,000
Evaluate drilling data	1st Quarter 2008	$7,000
		Total: $380,000

There are several key factors that can delay completion of the exploration program as follows:

  delays in the permit approval process for drilling;

  limited availability of core rigs in Mexico;

  lack of funding.

Factors that could cause exploration costs to be greater than anticipated are largely from drilling conditions and include the following:

  caving ground;

  lost circulation;

  artesian water;

  stuck drill steel;

  drilling in near proximity to the town (special compensation, noise, etc.).

The exploration program will be managed on site by Richard Bybee, P. Geo. State of Nevada (PG-1505) with extensive experience in Latin America. Our vice-president of exploration, Jeffrey L. Wilson, P. Geol. State of Utah, will oversee the project. Additional seasoned geologists will be used as warranted. No contracts have been let at this time.

5.	Geology

The La Bufa Property lies within the Guadalupe y Calvo district which is one of many epithermal gold-silver districts in the Sierra Madre Occidental of western Mexico. The Sierra Madre Occidental is characterized by deeply incised mountains, and has a total relief of about 3,000 meters. Most of the bedrock exposed in the vicinity of Guadalupe y Calvo consists of an upper volcanic series of bedrock which is commonly hundreds of meters in thickness. However, erosional exposures of a lower volcanic series of rock, which is favourable to mineralization and occurs in ranges up to 1,000 meters in thickness, are exposed along the eastern flank and central portions of the northwest-trending Guadalupe River Valley that traverses the La Bufa concession. The contact between the upper and lower volcanic series of rock is rarely exposed.

District mineralization occurs as northwest-trending, epithermal gold-silver-lead-zinc quartz veins and breccia veins with local attending stockworks. The veins occur only in the lower volcanic series. Veins typically range from 1 to 3+ meters in true thickness and are generally steeply dipping but may also have shallow dips. Historic production in the district encountered local mineralized zones measuring tens of meters in thickness. Past mining on the Rosario vein extended for a continuous strike length of over 600 meters on seven levels. The vein system appears to consist of multiple strands and extends south-eastward for a distance of at least 1700 meters across the La Bufa Concession. The main paved road entering the town has a road cut that exposes a 70-meter zone containing multiple quartz veins.

Asarco drill holes on the La Bufa Property encountered encouraging results. Hole H-1 hit 1.4 meters grading 9.0 grams per tonne gold and 324 grams per tonne silver. Hole H-2 hit 1.4 meters grading 6.3 grams per tonne gold and 280 grams per tonne silver. Grid Capital drilled four core holes with their best intercept of 1.6 meters grading 9.0 grams per tonne gold and 447 grams per tonne silver.

PINE GROVE PROPERTY

We have recently acquired 100% interest in two sets of patented lode mining claims and one set of unpatented lode mining claims near Yerington, Nevada. In addition, we have staked 90 claims that surround and encompass these claims. The total claim block is being called the Pine Grove property and is located approximately 20 miles south of Yerington and is accessed by excellent roads in the foothills of the Basin and Range physiographic province. Our interests in both the patented and unpatented lode mining claims are subject to net smelter royalty interests and, in the case of the patented lode mining claims, the obligation to make lease payments to the owners.

1.	Location and Access

The Pine Grove property is located on the eastern flank of the Pine Grove Hills, in Sec 36, T10N, R25E, and Sections 31 and 32, T10N, R26E, Sections 5 and 6, T9N, R25E, Mount Diablo Base and Meridian, Toiyabe National Forest, Lyon County, Nevada.

The property is located 20 miles due south of Yerington, NV via State Highway 208 (paved) to the East Walker Road (gravel) to the Pine Grove Canyon drainage. Lyon County is one of the leading agricultural counties in Nevada, producing 23% of Nevada's agricultural products. At 4,380 feet above sea level the area is typical of basin and range topography — lush farmland surrounded by high desert terrain.

A map showing the location of and access to the Pine Grove property is presented below:

2.	Ownership Interest

Our interest in the Pine Grove property is comprised of the following interests:

(i)	we are the owned of 90 unpatented contiguous lode claims covering 1859.5 acres that were staked by us;

(ii)

we are party to a mining lease option agreement with the Wheeler Mining Company, the legal owner of the so-called Pope Claims comprising the Wheeler patent claim (73.705 ac) and the Wheeler Millsite patent claim (4.989 ac). The terms of this agreement include advance royalty payments of US$10,000 in the first year, and US$30,000 per year in subsequent years, along with a sliding scale net smelter return (NSR) royalty ranging from 3% at a gold price of US$450 to 7% at a gold price of US$701. Under the terms of this agreement, we are obligated to deliver a feasibility study within 24 months;

(iii)

we are party to a mining lease option agreement with Lyon Grove, LLC, the legal owner of the so-called Bond Claims comprising the Wilson patent claim (33.781 ac). The terms of this agreement include advance royalty payments of US$10,000 in the first year, and US$25,000 per year in subsequent years, along with a sliding scale net smelter return (NSR) royalty ranging from 3% at a gold price of US$450 to 7% at a gold price of US$701. Under the terms of this agreement, we are obligated to deliver a feasibility study within 24 months. This agreement includes a 6 square mile area of interest that includes a 5% NSR payment on any new claims put into production.

(iv)

we are the owners of the Harvest lode claim (20.66 ac), the Winter Harvest lode claim (20.66 ac), and the Harvest fraction lode claim (20.66) that we acquired pursuant to a purchase agreement with Harold Votipka, the former legal owner of the so-called Harvest Claims comprising. The purchase price was US$12,000 and includes a 5% NSR royalty on production.

3.	History of Operations

The patented claims, named the Wheeler and the Wilson, have had mining activity in the past. Gold was discovered in 1866 and the area was mined extensively until 1872 with intermittent production until 1915.

In 1969, Quintana Minerals of Houston, TX reportedly was interested in the copper potential of the property and undertook a program of surface mapping and completed one drill hole. The results of that program are not known, and the log/assays from the one drill hole are presently not available.

In 1981, Lacana Mining Corporation of Toronto, ON explored the property for gold. This work consisted primarily of surface mapping. No further details on Lacana’s work program or results are available.

In 1988 the property was optioned by Teck Resources of Vancouver, BC. Teck undertook the most extensive exploration program to date, drilling 185 holes for a total of 68,000 feet, and expenditures of US$2.2 million. Teck dropped their option 1992.

The only records of drilling on the property relate to an exploration program undertaken by Teck Resources from 1988 to 1992. During this period Teck drilled some 160 surface reverse circulation holes comprising 53,000 ft. as outlined in Table 13.1 below. Another 17 drill holes were drilled underground at the Wheeler deposit, and reportedly another 16 surface holes were drilled in the surrounding district although the logs and locations are unknown. The drilling activity is summarized in the following table:

Table 13.1
Teck Resources Drilling at Pine Grove

Location	Type	No. of Holes	Total Footage
Wilson Mine	RC*	62	18,775
Wheeler Mine	RC	98	34,225
Underground	Unknown	17	3,000
Total		177	56,000

4.	Present Condition of the Property and Current State of Exploration

The Pine Grove Property is in the early stage of exploration and presently contains no known gold or silver resources. There is no plant or equipment on the property.

We are planning a drill program to test three target areas that surround and are adjacent to the Wilson and Wheeler patented claim blocks. The drill program is planned to start later this year. In addition, we plan to drill four large sized holes to obtain material for metallurgical test work. The cost of our planned drilling program is estimated at $400,000. In addition, we plan to complete resource modelling work which we estimate will cost $100,00. The resource modelling work will include constructing a geological model for the deposits identified on the Pine Grove project based on the results of drilling and geological mapping

5.	Geology

Two deposits of mineralization have been identified on the Pine Grove property, namely the Wheeler deposit and the Wilson deposit, as follows:

Wheeler Deposit Geology

The deposit at Wheeler comprises a elliptical shaped tabular zone measuring some 400 m by 200 m in plan, by about 90 m in thickness. The deposit consists of one to three subparallel, irregular zone of anomalous gold mineralization from 3 m to over 15 m thick. Two sets of quartz veins have been identified at the Wheeler deposit. The first set does not contain appreciable gold mineralization, however, the second does.

Wilson Deposit Geology

Mineralization at Wilson is confined to discrete tabular zones. Two or three, and in places up to six, separate, stacked mineralized zones from 3 to 20 m thick are separated by thicker, un-mineralized zones. The deposit is traceable for 150 m down-dip, and the mineralized zones extend virtually flat for at least another 350 m down-dip to the north where gold bearing veins have been encountered in drill holes. The mineralization at Wilson is much less disrupted than at Wheeler due to a lack of significant shearing events. Alteration at Wilson is similar to that found at Wheeler, although the intensity is much weaker.

GLOSSARY OF TECHNICAL TERMS

Mexico Property:

Term	Definition
Epithermal	A hydrothermal mineral deposit formed within 1 km of the surface at temperatures of 50°-200°C, occurring mainly as veins
Quartz Breccia	Quartz vein material that is broken into angular fragments
Quartz Stockworks	A three-dimensional network of planar to irregular quartz veinlets closely enough spaced that the whole mass can be mined
gpt	Grams per metric tonne
Volcanics	Generally finely crystalline or glassy igneous rocks ejected explosively or extruded at or near the Earth’s surface through volcanic action
Dacite	Fine-grained extrusive volcanic rock with the same composition as andesite but having less calcic plagioclase and more quartz
Andesite	A dark to grayish colored, fine-grained extrusive volcanic rock that may contain phenocrysts of sodic plagioclase
Angular Unconformity	Contact between two groups of rocks where the underlying rocks dip in a different angle that the younger overlying rocks
Tuff	A general term for consolidated volcanic ash
Artesian Water	Ground water under pressure
Caving Ground	A drilling term that refers to rock formations that break when penetrated by a drill and produce rock fragments that may block the borehole and/or contaminate the drill cuttings
Lost Circulation	The loss of drilling fluids through open faults, fractures, and/or permeable rock

Nevada Properties:

Term	Definition
Artesian water	Ground water under pressure
Carboniferous	Geologic Period referring to rocks 286 to 360 million years old
Carlin-type deposit	Gold deposits hosted in sedimentary rocks with disseminated gold occurring as micron or submicron particles (invisible gold), typically with very little to no silver – very large deposits of this type are found in the “Carlin Trend” in north-central Nevada.

Caving ground	A drilling term that refers to rock formations that break when penetrated by a drill and produce rock fragments that may block the borehole and/or contaminate the drill cuttings
Cove-type deposit	Gold-silver deposits hosted in sedimentary rocks with significant amounts of precious metals mineralization hosted in veinlets – the Cove deposit is located in the northern portion of the Battle Mountain-Eureka Trend.
Cretaceous	Geologic Period referring to rocks 66.4 to 144 million years old
Devonian	Geologic Period referring to rocks 360 to 408 million years old
Dikes and sills	Generally narrow bodies of igneous rock implaced as magma along faults across bedding (dike) or along zones parallel to bedding (sill)
Geochemical survey	A sampling program focusing on trace elements that are commonly found associated with mineral deposits – common trace elements for gold are mercury, arsenic, and antimony.
Geologic mapping	The process of mapping geologic formations, associated rock characteristics and structural features
Geophysical survey	The systematic measurement of electrical, gravity, seismic, magnetic, or other properties as a tool to help identify rock type(s), faults, structures and minerals
Golconda thrust	A major, flat-lying fault that has transposed older rocks over younger rocks
Gossanous	An iron-bearing material that typically overlies a sulfide-bearing mineralized zone – it forms by the oxidation and leaching out of sulfur and most metals leaving hydrated iron oxides.
Gravimeter survey	A survey using a sensitive instrument that can detect density differences in geologic formations
Hematite breccia	A rock composed of angular rock fragments with conspicuous iron-oxide minerals in the matrix and fractures
Intrusive rock	Any igneous rock (e.g. granite) that was implaced as a magma
Jurassic	Geologic Period referring to rocks 144 to 208 million years old
Lost circulation	The loss of drilling fluids through open faults, fractures, and/or permeable rock
Magnetometer survey	A survey using a sensitive instrument that can detect the distortion of the Earth’s magnetic field by different geologic formations
Mercury soil gas survey	A geochemical sampling survey in which mercury vapor is sampled and measured – mercury is typically associated with gold deposits in the Great Basin and is a “pathfinder” for finding gold deposits.
Metamorphic rock	Pre-existing rock that has been physically changed by temperature, pressure, shearing stress, or chemical environment, generally at depth in the Earth’s crust
Pathfinder elements	Trace elements that are typically associated with gold deposits – common pathfinder elements are mercury, arsenic and antimony.
Penn-Permian	Geologic Periods referring to rocks ranging from 245 to 320 million years old
Permo-Triassic	Geologic Periods referring to rocks ranging from 208 to 286 million years old
Reverse-circulation drilling	A drilling method that minimizes contamination of drill cuttings
Roberts Mountains Thrust	A major, flat-lying fault that has transposed older rocks over younger rocks
Rock-chip sampling	The process of chipping off rock samples from outcrops for chemical analysis
Schist	A metamorphic rock that is highly foliated and readily splits into flakes or slabs commonly due to a high content of mica

Skarn deposit	Mineralization formed at the flanks and in contact with intrusive rocks
Stratigraphy	The sequence of stratified rocks
Subcrop	Bedrock just below the surface and usually contributing weathered rock material to the surficial debris
Tertiary	Geologic Period referring to rocks ranging in age from 1.6 to 66.4 million years old
Thrust sheet	A block of rock underlain by a flat-lying fault that originated from compressional forces
Triassic	Geologic Period referring to rocks 208 to 245 million years old
Tuff	Volcanic ash that has been solidified into rock

LEGAL PROCEEDINGS

We are not involved in any material pending litigation, nor are we aware of any material pending or contemplated proceedings against us. We know of no material legal proceedings pending or threatened, or judgments entered into against any of our directors or officers in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-looking statements

This proxy statement/prospectus contains certain “forward-looking statements”. Much of the information included in this proxy statement/prospectus includes or is based upon estimates, projections or other forward-looking statements. Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, prediction, projections, assumptions or other future performance suggested herein. Future filings with the SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties. Actual results may differ significantly from those expressed or implied in such forward-looking statements.

Such estimates, projections or other “forward looking statements” involve various risks and uncertainties as outlined below. We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other “forward looking statements.” All forward-looking statements speak only as to the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Plan of Operations

Our plan of operations for the next twelve months is to continue with the exploration of our Nevada and Mexican Our planned exploration expenditures for the next twelve months on our Nevada and Mexican mineral properties, together with amounts due to maintain our interest in these claims, are summarized as follows:

Name of Property	Planned Exploration Expenditures	Amounts of Claims Maintenance Due	Amount of Property Payment Due	Total
Exploration of Hannah Property, Nevada	$5,000	$6,000	$12,000	$23,000

Exploration of JDS Property, Nevada	$5,000(1) Being carried out by Golden Odyssey	$Nil (1)	$Nil (1)	$5,000 (1)
Exploration of La Bufa Property, Mexico	$380,000	$7,000	$10,000	$397,000
Exploration of Pine Grove Property, Nevada	$500,000	$15,000	$20,000	$535,000
Administration – Nevada	$165,000	-	-	$165,000
Administration – Vancouver	$250,000	-	-	$250,000
Total	$1,305,000	$28,000	$42,000	$1,375,000

(1)

The exploration expenditures are to be undertaken and paid for by Golden Odyssey pursuant to the letter of intent to joint venture the property with Golden Odyssey. As with the Kinross JV, if Golden Odyssey determines to return the property to us prior to the time when the property payments and/or maintenance payments are due, then we will be obligated to make the annual claim maintenance payments to the BLM and local counties required to keep the property in good standing.

Our general and administrative expenses will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses.

We had cash of $201,997 and working capital of $25,525 as of June 30, 2007. An amount of $100,000 is included as a short term payable, which is a debt payable to a shareholder who loaned $200,000 to the Company on startup. Half of the amount plus interest has been repaid. Based on our planned expenditures and our working capital deficit, we will require a minimum of approximately $1,500,000 to proceed with our plan of operations over the next twelve months. This includes payback of the $100,000. We will require additional financing in order to pursue our exploration programs beyond the preliminary exploration programs for our mineral properties that are outlined above. During our second quarter, we raised funds by way of a private placement. A total of $3,275,000 was raised upon the issue of 3,275,000 units at $0.10 per unit. We netted $308,075 after costs of $19,425 were deducted. We began raising additional funds through a second tranche at $0.10 subsequent to the end of the second quarter. At the time of writing this report the financing had not been completed.

During the twelve month period following the date of this registration statement, we anticipate that we will not generate any revenue. Accordingly as noted in the above paragraph we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged after the one that is in progress now and we cannot provide investors with any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon our properties and our plan of operations.

As we have done in the past, we may consider entering into joint venture arrangements to provide the required funding to pursue drilling and advanced exploration of our mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of gold and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Basis of Presentation of Financial Statements

We were incorporated as Braden Technologies Inc. Effective March 26, 2004, we acquired 100% of the issued and outstanding shares of Lincoln Gold Corp. by issuing 24,000,000 shares of our common stock. We subsequently merged with Lincoln Gold Corp. and changed our name to Lincoln Gold Corporation. Since the acquisition transaction resulted in the former shareholders of Lincoln Gold Corp. owning the majority of our issued and outstanding shares, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by Lincoln Gold Corp. of the net assets and liabilities of Braden Technologies Inc. Under this purchase method of accounting, the results of operations of Braden Technologies Inc. are included in these consolidated financial statements from March 26, 2004. Our date of inception is the date of inception of Lincoln Gold Corp., being September 25, 2003 and our financial statements are presented with reference to the date of inception of Lincoln Gold Corp.

Results of Operations

Our results of operations for the three and six months ended June 30, 2007 are presented below:

	Accumulated From September 25, 2003 (Date of Inception) to June 30,
		For the Three Months Ended June 30,	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Six Months Ended June 30,

	2007	2007	2006	2007	2006
	$	$	$	$	$
Revenue	-	-	-	-	-
Expenses
Depreciation	6,030	554	722	1,164	1,444
Foreign exchange loss	6,818	813	1,233	985	2,009
General and administrative	2,531,091	59,257	60,554	93,689	119,632
Impairment of mineral properties	93,350	27,600	-	31,350	10,000
Mineral exploration	946,308	38,616	3,743	46,804	16,475
Total Expenses	3,586,597	126,840	66,252	173,992	149,560
Loss From Operations	(3,586,597)	(126,840)	(66,252)	(173,992)	(149,560)
Other Income (Expense)
Accounts payable written off	33,564	-	-	-	-
Interest income	12,104	999	267	1,099	923
Interest expense	(53,479)	(2,915)	(2,649)	(5,758)	(5,214)
Total Other Income (Expense)	(7,811)	(1,916)	(2,382)	(4,659)	(4,291)
Net Loss	(3,594,408)	(128,756)	(68,634)	(178,651)	(153,851)

Our net loss increased marginally for the six month period ended June 30, 2007 over the corresponding period in 2006. This increase is attributable largely to our increased general and administrative activities during the second quarter of 2007. We anticipate that, if we are able to obtain additional financing, our expenses and net loss will continue to increase throughout the current fiscal year in comparison with 2006 as a result of our planned exploration activities. We anticipate continued professional fees as we comply with our obligations as a reporting company under the Securities Exchange Act of 1934. We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties.

Year Ended December 31, 2006

Our results of operations for the year ended December 31, 2006 are as follows:

	Accumulated
	From
	September 25,
	2003
	(Date of	Year	Year
	Inception)	Ended	Ended
	to December 31,	December 31,	December 31,
	2006	2006	2005
	$	$	$
Revenue	-	-	-
Expenses
Depreciation	4,866	2,888	1,978
Foreign exchange loss	5,833	2,043	2,115
General and administrative	2,437,402	294,656	730,433
Impairment of mineral properties	65,000	10,000	55,000
Mineral exploration	899,504	95,852	529,017
Total Expenses	3,412,605	405,439	1,318,543
Loss From Operations	(3,412,605)	(405,439)	(1,318,543)
Other Income (Expense)
Accounts payable written off	33,564	-	33,564
Interest income	11,005	2,591	8,414
Interest expense	(47,721)	(10,693)	(17,981)
	(3,152)	(8,102)	23,997
Net Loss	(3,415,757)	(413,541)	(1,294,546)
Net Loss Per Share – Basic and Diluted		(0.01)	(0.03)
Weighted Average Shares Outstanding		42,366,000	41,079,000

Both our net loss and exploration expenditures decreased substantially for fiscal 2006 compared to fiscal 2005. These decreases are attributable largely to our decreased exploration activities during fiscal 2006, as described in detail in the section of this Registration Statement entitled Description of Properties. We anticipate that our expenses and net loss will increase throughout the current fiscal year in comparison with 2006 as a result of our planned exploration activities and as a result of payments required to maintain our interests in our mineral properties. In addition, we anticipate continued increased professional fees as we comply with our obligations as a reporting company under the Securities Exchange Act of 1934. We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties.

Liquidity and Capital Resources

Our cash position at June 30, 2007 was $201,997 compared to $21,961 as of December 31, 2006. We had working capital of $25,525 as of June 30, 2007 compared to a working capital deficit of $130,363 as of December 31, 2006.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $1,375,000 as outlined above under the heading “Plan of Operations”. Based on our planned expenditures, we will require approximately $1,500,000 to proceed with our plan of operations over the next twelve months, including the pay down of a short term debt. In addition, we anticipate that we will require additional financing in order to pursue our exploration programs beyond the preliminary exploration programs for our mineral properties that are outlined above.

If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our exploration activities and administrative expenses in order to be within the amount of capital resources that are available to us. Specifically, we anticipate that we would defer drilling programs pending our obtaining additional financing.

Outstanding Payable

We arranged for a $200,000 convertible note during the fiscal year ended December 31, 2004. On September 15, 2005 we completed an agreement whereby we repaid $100,000 of the convertible note along with $35,000 accrued interest and agreed to repay the remaining $100,000 within sixty days. With the completion of the first payment the convertible note was deemed to be repaid in full. The remaining $100,000 owed will be repaid when funds are available.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of our mineral properties. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations and to fund our working capital deficit. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. We base our estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Mineral Property Costs

We have been in the exploration stage since our formation on September 25, 2003 and have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. We assess the carrying costs for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When we have determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations. During the fiscal year ended December 31, 2006, mineral property costs totalling $10,000 were impaired as there are no proven or probable reserves on these properties.

Stock Based Compensation

Prior to January 1, 2006, we accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of our employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated. There was no effect on our reported loss from operations, cash flows of loss per share as a result of adopting SFAS No. 123R.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol LGCP. The following table indicates the high and low bid prices of our common stock during the periods indicated:

QUARTER ENDED	HIGH BID	LOW BID
September 30, 2007	$0.23	$0.07
June 30, 2007	$0.12	$0.08
December 31, 2006	$0.14	$0.07
September 30, 2006	$0.19	$0.11
June 30, 2006	$0.31	$0.14
June 30, 2006	$0.35	$0.15
December 31, 2005	$0.27	$0.13
September 30, 2005	$0.54	$0.22
June 30, 2005	$0.78	$0.45
June 30, 2005	$1.00	$0.44

The source of the high and low bid information is the NASD OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Penny Stock

Our common stock is considered “penny stocks” under the rules the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Common Shares

As at August•, 2007, we had • registered holders of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

we would not be able to pay our debts as they become due in the usual course of business; or

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Equity Compensation Plan Information

As at December 31, 2006, we had two equity compensation plans under which our common shares have been authorized for issuance to our officers, directors, employees and consultants, namely our 2004 Stock Option Plan and our 2005 Stock Option Plan. Neither our 2004 Stock Option Plan nor our 2005 Stock Option Plan has not been approved by our shareholders. We do not have any equity compensation plans that have been approved by our shareholders.

The following summary information is presented for our 2004 Stock Option Plan and our 2005 Stock Option Plan as of December 31, 2006.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved By Security Holders	Not Applicable	Not Applicable	Not Applicable
Equity Compensation Plans Not Approved By Security Holders	2,390,000 Shares of Common Stock	$0.60 per Share	2,110,000 Shares

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our current executive officers and directors are:

Name	Age	Position
Andrew F. B. Milligan (1)	84	Director and Chairman of the Board
Paul F. Saxton (1)	61	Director, President, Chief Executive Officer, Chief Financial
		Officer and Chief Operating Officer
James Chapman	54	Director
Andrew Bowering	47	Director
Jeffrey L. Wilson	59	Vice-President - Exploration

(1)	Member of our Audit Committee.

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

Paul F. Saxton, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Director

Mr. Saxton was appointed as a director of the Company on March 26, 2004. Our board of directors also appointed Mr. Saxton as our chief executive officer and our chief financial officer as of March 26, 2004. Paul Saxton is a mining engineer who also holds an MBA from the University of Western Ontario. He has been active in the mining industry since 1969, holding various positions including mining engineer, mine superintendent, President and CEO of numerous Canadian mining companies. Following 10 years with Cominco, Paul became Vice President and

President of Mascot Gold Mines Ltd., initially working on the design and construction of the Nickel Plate mine in BC. Subsequently Paul became a Vice-President of Corona Corporation where he was responsible for western operations and exploration for the company and was instrumental in the re-opening of the Nickel Plate. In 1989, Paul was appointed Senior Vice President of Viceroy Resource Corporation where he was responsible for obtaining financing and the construction and operations of the Castle Mountain mine in California. As President of Loki Gold Corporation and Baja Gold Inc, Paul was responsible for bringing the Brewery Creek Gold mine into production. Following his departure from Viceroy in 1998, Paul became President of Standard Mining Corp., organizing the company and supervising its exploration activities until 2001, when Standard Mining Corp. was merged with Doublestar Resources Ltd.

Andrew F. B. Milligan, Chairman and Director

Mr. Andrew Milligan was appointed as one of our directors on March 26, 2004. Our board of directors also appointed Mr. Milligan as our chairman as of March 26, 2004. Mr. Milligan is a business executive who has concentrated on mining ventures over the past 25 years. From 1984 to 1986 he was President and Chief Executive Officer of Glamis Gold Ltd. In November 1986 he was appointed President and Chief Executive Officer of Cornucopia Resources Ltd. In 1998 and 1999 Cornucopia disposed of its gold mining interests and subsequently merged with three other companies to form Quest Investment Corporation. Mr. Milligan was a director of Quest until June, 2003. He is currently a director of several mining companies trading on both the American Stock Exchange and the TSX Venture Exchange.

James Chapman, Director

Mr. Chapman was appointed as one of our directors on April 12, 2004. Mr. Chapman graduated from the University of British Columbia in 1976 with a B.Sc. Geology degree and has focused on mineral exploration primarily for junior mining companies and consulting groups. This experience has incorporated all aspects of the industry from property evaluation, project generation through implementation and report preparation for owners, clients and regulatory authorities. Since 1982 he has operated as an independent consulting geologist on projects including precious and base metals, uranium, diamonds and phosphate, from reconnaissance level projects to deposit definition drill programs. He is a “Qualified Person” under Canadian regulations, as defined by National Instrument Policy 43.101.

Andrew W. Bowering, Director

Mr. Andrew Bowering was appointed as a director of the Company on August 20, 2004. Mr. Bowering is a corporate administrator with 17 years experience in the financing and management of exploration, development and start-up companies. He has held senior executive positions and directorships in numerous public companies involved in mineral exploration in Canada, the United States, Mexico and China. Mr. Bowering has directly raised over $25 million for mineral exploration and development. He has led several large acquisition programs in Northwest British Columbia, Alberta and Central Mexico. In addition to mineral exploration activities, Mr. Bowering was a founder and principle of two publicly traded consumer product companies that operated worldwide. He has an in-depth knowledge of securities markets, regulatory affairs and investor/public relations.

Jeffrey L. Wilson, Vice-President - Exploration

Mr. Wilson has been appointed as our Vice President - Exploration on May 25, 2004. Mr. Wilson has twenty-seven years of professional exploration experience in the United States, Mexico and Central America with emphasis on gold. He served as Director of Exploration for Echo Bay Exploration Inc. for eleven years, first in western U.S. and later in Mexico and Central America. He earlier served as Exploration Manager, Western U.S., with Tenneco Minerals Company, with most projects in Nevada. Mr. Wilson earned his MSc. in Geology from the University of Southern California.

We also have consulting relationships with other geologists and persons that are included in our projects and properties from time to time.

Term of Office

Our directors are elected to hold office until the next annual meeting of our shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors to hold office until their successors are appointed.

Audit Committee

We have an audit committee of our board of directors comprised of Andrew Milligan, our chairman, Steven Chi and Paul Saxton, our president, chief executive officer and chief financial officer. Mr. Saxton is not independent of our management.

Code of Ethics

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations and have only recently acquired our mineral properties. We have received a draft code of ethics prepared by our legal counsel for our review and consideration. Our board of directors is currently reviewing this draft code of ethics and anticipates adopting a code of ethics during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.      any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.      being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information as to our chief executive officer, Mr. Paul Saxton, for the our fiscal year ended December 31, 2006. None of our executive officers earned more than $100,000 during our most recently completed fiscal year. Mr. Saxton is our named executive officer. No other compensation was paid to any such officer or directors other than the cash and stock option compensation set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation Compen- sation ($)	Total ($)
Paul Saxton (1)	2006	$20,545	Nil	Nil	Nil	Nil	Nil	-	$20,545

(1)	Mr. Saxton was appointed as a director and as our president, chief executive officer and chief financial officer on March 26, 2004.

Option Grants

We did not grant any stock options to our officers and directors during our fiscal year ended December 31, 2006.

We granted options to purchase an aggregate of 2,450,000 shares of common stock to certain officers, directors, employees and consultants of the Company on September 25, 2007, including 2,000,000 options to insiders of the Company as detailed below. All options granted are fully vested. The options are exercisable for a three year term expiring on September 25, 2010 at a price of $0.25 per share. All options have been granted pursuant to and are subject to our 2005 Stock Option Plan.

	Name of Optionee	Number of Options
1.	Paul Saxton, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director	600,000
2.	James Chapman, Director	300,000
3.	Andrew Bowering, Director	300,000
4.	Andrew F. Milligan, Director	300,000
5.	Jeffrey L. Wilson, Chief Operating Officer and Vice-President, Exploration	500,000
	TOTAL	2,000,000

Outstanding Equity Awards

The following table summarizes the outstanding equity awards as of December 31, 2006 for each of our officers and directors:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Saxton Director, President, Chief Executive Officer and Chief Financial Officer	430,000	Nil	Nil	$0.60	May 25, 2007	N/A	N/A	N/A	N/A
Andrew Milligan Director	430,000	Nil	Nil	$0.60	May 25,2007	N/A	N/A	N/A	N/A
James Currie Director	200,000	Nil	Nil	$0.60	May 25,2007	N/A	N/A	N/A	N/A
James Chapman Director	200,000	Nil	Nil	$0.60	May 25,2007	N/A	N/A	N/A	N/A
Jeffrey Wilson Vice- President Exploration	430,000	Nil	Nil	$0.60	May 25, 2007	N/A	N/A	N/A	N/A

Compensation of Directors

We do not currently pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Long-Term Incentive Plans

We do not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

Employment Contracts

We do not have any employment contracts with any of our officers or directors.

RELATED PARTY TRANSACTIONS

None of the following persons has any direct or indirect material interest in any transaction to which we were or are a party during the past two years, or in any proposed transaction to which the Company proposes to be a party:

  any director or officer;

  any proposed nominee for election as a director;

  any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

  any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary.

SECURITY OWNERSHIP

As at August 15, 2007, we had 47,141,666 shares of common stock issued and outstanding. We have no other classes of voting securities.

The following table sets forth certain information concerning the number of our common shares owned beneficially as of August 15, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of our common stock, (ii) each of our directors and by each of our executive officers, and (iii) our executive officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock(1)
Directors and Officers
Common Stock	Paul F. Saxton, Director, President, Chief Executive Officer and Chief Financial Officer	6,100,000(2)	12.4%
Common Stock	Andrew F.B. Milligan, Director	1,800,000(3)	3.7%
Common Stock	James Chapman, Director	1,000,000(4)	2.0%
Common Stock	Andrew Bowering, Director	300,000(5)	0.5%
Common Stock	Jeffrey Wilson, Vice President Exploration	1,250,000(6)	2.4%
Common Stock	All Directors and Executive Officers as a Group (6 persons)	10,750,000(7)	22.1%
5% Stockholders
Common Stock	Joe Eberhard, Dorfstrasse #15, CH 8903, Birmensdorf, Switzerland	3,000,000 shares Direct	6.4%
Common Stock	Michael Baybak(8), Suite 305, 4515 Ocean Blvd., La Canada, California 91011	3,166,666 shares Indirect	6.7%
Common Stock	Sprott Asset Management Inc.(9) Suite 2700, South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2J1 Canada	3,400,000 shares	7.2%

(1)

Under Rule 13(d)(3), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on August 15, 2007.

(2)	Consists of 5,500,000 shares held by Mr. Saxton and 600,000 shares that can be acquired by Mr. Saxton upon exercise of options to purchase shares held by Mr. Saxton within 60 days of the date hereof.

(3)

Consists of 1,500,000 shares held by Mr. Milligan and 300,000 shares that can be acquired by Mr. Milligan upon exercise of options to purchase shares held by Mr. Milligan within 60 days of the date hereof.

(4)	Consists of 700,000 shares held by Mr. Chapman and 300,000 shares that can be acquired by Mr. Chapman upon exercise of options to purchase shares held by Mr. Chapman within 60 days of the date hereof.

(5)	Consists of 300,000 shares that can be acquired by Mr. Bowering upon exercise of options to purchase shares held by Mr. Bowering within 60 days of the date hereof.

(6)

Consists of 750,000 shares held by Mr. Wilson directly and 500,000 shares that can be acquired by Mr. Wilson upon exercise of options to purchase shares held by Mr. Wilson within 60 days of the date hereof.

(7)

Consists of 8,750,000 shares held by our directors and executive officers and 2,000,000 shares that can be acquired by our directors and executive officers upon exercise of options to purchase shares held by our directors and executive officers within 60 days of the date hereof.

(8)	Windsor Capital Corporation owns directly 2,500,000 shares in the capital of the Company. Michael Baybak beneficially owns a 100% interest in Windsor Capital Corporation.

(9)

Consists of 1,700,000 shares held by Sprott Asset Management Inc. and 1,700,000 shares issuable upon exercise of 1,700,000 share purchase warrants held by Sprott Asset Management Inc. which are exercisable within 60 days hereof.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

We are currently authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. As at August 15, 2007, we had 47,141,666 shares of our common stock issued and outstanding. We have no other classes of voting securities.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

The holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

STOCKHOLDER PROPOSALS

Stockholders of Lincoln Gold may submit proposals to be considered for stockholder action at the special meeting of stockholders if they do so in accordance with applicable regulations of the SEC and the laws of the State of Nevada. In order to be considered for inclusion in the proxy statement for the meeting, the Secretary must receive proposals no later than•, 2007. Stockholder proposals should be addressed to the Secretary, at Suite 350, 885 Dunsmuir Street Vancouver, B.C., Canada, V6C 1N5.

EXPERTS

The financial statements for Lincoln Gold as at and for the years ended December 31, 2006 and 2005, included in this proxy statement/prospectus have been audited by Manning Elliott LLP, independent registered public accounting firm, as set forth in their report, also incorporated herein by reference, and are included herein in reliance upon such report and upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for Lincoln Gold by Lang Michener LLP, of Vancouver, British Columbia, Canada. Material income tax consequences of the Continuance will be passed upon for Lincoln Gold in Canada by Lang Michener LLP, and in the United States by Moran & Ozbirn, P.C. of Dallas, Texas, U.S.A.

AVAILABLE INFORMATION

Lincoln Gold has been and is currently subject to the informational requirements of the Exchange Act. In accordance with those requirements, we file, and after the conversion will file reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates by writing to the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web Site can be accessed at http://www.sec.gov. Our reports, registration statements, proxy and information statements and other information that we file electronically with the

SEC are available on this site. This proxy statement/prospectus does not contain all the information set forth in that registration statement and the related exhibits. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the SEC or included as an exhibit, or otherwise, each such contract or document being qualified by and subject to such reference in all respects. The Registration Statement and any subsequent amendments, including exhibits filed as a part of the Registration Statement, are available for inspection and copying as set forth above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this proxy statement/prospectus may include “forward-looking statements”. This information may involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement and based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” or “should” or the negative thereof or other variations thereon or comparable terminology. This proxy statement/prospectus contains forward-looking statements, including statements regarding, among other things, our projected sales and profitability, our growth strategies, anticipated trends in our industry and our future plans. These statements may be found under “Business”, as well as in this proxy statement/prospectus generally. Our actual results or events may differ materially from the results discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and elsewhere in this proxy statement/ prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Engagement of Manning Elliott LLP

We engaged Manning Elliott LLP, Chartered Accountants as our principal independent accountant effective May 4, 2005. We dismissed Amisano Hanson, Chartered Accountants ("Amisano Hanson") as our principal independent accountant effective May 4, 2005. The decision to change principal independent accountants has been approved by our board of directors.

Amisano Hanson’s report dated April 14, 2005 on the balance sheets of Lincoln Gold Corporation as at December 31, 2004 and 2003 and the statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2004 and for the periods from inception (September 25, 2003) to December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2004 and 2003 and the subsequent interim period through to April 14, 2005, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Amisano Hanson would have caused them to make reference thereto in their reports on our audited financial statements.

We provided Amisano Hanson with a copy of the foregoing disclosures and requested in writing that Amisano Hanson furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. We received the requested letter from Amisano Hanson wherein they have confirmed their agreement to our disclosures. A copy of Amisano Hanson’s letter has been filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2005.

Engagement of Amisano Hanson

We dismissed DeMello & Company, Chartered Accountants ("DeMello & Company") as our principal independent accountant effective February 14, 2005. We engaged Amisano Hanson, Chartered Accountants as our principal independent accountant effective February 14, 2005. The decision to change principal independent accountants has been approved by our board of directors.

DeMello & Company's report dated February 23, 2004 on the balance sheets of Braden Technologies Inc. as at December 31, 2003 and 2002 and the statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the two fiscal years ended December 31, 2003 and 2002 and the subsequent interim period through to February 14, 2005, there were no disagreements with DeMello & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the DeMello & Company would have caused them to make reference thereto in their reports on our audited financial statements.

We provided DeMello & Company with a copy of the foregoing disclosures and requested in writing that DeMello & Company furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. We received the requested letter from DeMello & Company wherein they have confirmed their agreement to our disclosures. A copy of DeMello & Company’s letter has been filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005.

FINANCIAL STATEMENTS

The following consolidated financial statements of Lincoln Gold listed below are included with this prospectus/ proxy statement. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Audited Financial Statements for the Year Ended December 31, 2006

Report of Independent Registered Accounting Firm

Consolidated Balance Sheets as at December 31, 2006 and 2005

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and for the period from inception (September 25, 2003) to December 31, 2006

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and for the period from inception (September 25, 2003) to December 31, 2006

Consolidated Statements of Stockholders’ Equity (Deficit) for the period from inception
(September 25, 2003) to December 31, 2006

Notes to the Consolidated Financial Statements

Unaudited Financial Statements for the Six Months Ended June 30, 2007

Consolidated Balance Sheets as at June 30, 2007 and December 31, 2006

Consolidated Statements of Operations for the three months and six months ended June 30,
2007 and 2006 and for the period from inception (September 25, 2003) to June 30, 2007

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006

Notes to Consolidated Financial Statements

APPENDIX A

Form of Continuation Special Resolutions

The following special resolutions, if approved by two-thirds (2/3s) or more of the holders of the issued shares present and entitled to vote on the issue at the meeting of the company (the “Continuation Special Resolutions”), authorizes Lincoln Gold to complete the Continuation of Lincoln Gold out of Nevada and the Continuation of Lincoln Gold into Canada (the “Continuation”).

“WHEREAS the company proposes to transfer out of the State of Nevada under the jurisdiction of the Nevada Revised Statutes: Chapter 78 (“NRS”) and continue into Canada (the “Continuation”) under the jurisdiction of the Canada Business Corporations Act (the “CBCA”); AND WHEREAS the management proposes to present Continuation Special Resolutions to the shareholders at the special meeting with respect to the Continuation and may subsequently decide that it is not in the best interests of the Company to proceed with such matters; RESOLVED, as Continuation Special Resolutions, that:

  the Plan of Conversion providing for the Continuation of the Company out of Nevada and into the Canadian federal jurisdiction under the CBCA is hereby approved;

  the Company be and hereby is authorized to file articles of conversion with the Nevada Secretary of State (the “Nevada Secretary”) as required to give effect to the proposed transfer of the Company out of Nevada and to the Director under the CBCA (the “Canadian Director”) for approval of the proposed continuation of the Company into Canada continuing the Company as if it had been incorporated under the CBCA;

  the Company approve and, upon the Continuation, adopt the Articles of Continuance (the “Articles of Continuance”) in the form approved by the directors of the Company, the Articles of Continuance to come into effect when the Canadian Director issues a Certificate of Continuation continuing the Company as if it had been incorporated under the CBCA;

  the Company approve and, upon the Continuation, adopt the bylaws (the “Canadian Bylaws”) in the form approved by the directors of the Company, the Canadian Bylaws to come into effect when the Canadian Director issues a Certificate of Continuation continuing the Company as if it had been incorporated under CBCA;

  the directors of the Company be hereby authorized, in their discretion, to abandon or amend the application for Continuation of the Company under the CBCA without further approval of the shareholders; and

  the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of these special resolutions.”

APPENDIX B

PLAN OF CONVERSION
OF
LINCOLN GOLD CORPORATION
(A Nevada Corporation)
INTO
LINCOLN GOLD CORPORATION
(A Company Organized Under the Laws of the Federal Jurisdiction of Canada)

Lincoln Gold Corporation, a Nevada corporation (the “Constituent Entity”), hereby adopts the following Plan of Conversion:

1.                The name of the Constituent Entity is: Lincoln Gold Corporation

2.                The name of the resulting entity (the “Resulting Entity”) is: Lincoln Gold Corporation

3.                The jurisdiction of the law that governs the Constituent Entity is the State of Nevada. The jurisdiction of the law that will govern the Resulting Entity is the federal jurisdiction of Canada.

4.                As soon as is practicable following approval of this Plan of Conversion by the shareholders of the Constituent Entity and all requisite corporate and regulatory action in respect of the Resulting Entity has been taken, the Constituent Entity will cause the conversion of the Constituent Entity into the Resulting Entity (the “Conversion”) to be consummated by the filing of the Articles of Conversion in the office of the Nevada Secretary of State in such form as is required by, and signed in accordance with, the applicable provisions of Chapter 92A of the Nevada Revised Statutes (“NRS”) and the execution and filing of the Articles of Continuance with the Director of Industry Canada. The date of the Certificate of Continuance issued by the Director of Industry Canada shall be the effective date of the Conversion (the “Conversion Date”).

5.                As of the Conversion Date:

(a)                The Constituent Entity shall be converted into the Resulting Entity which shall possess all rights, privileges, powers and franchises of a public nature and a private nature and shall be subject to all restrictions, disabilities and duties of the Constituent Entity.

(b)                The title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by the Constituent Entity, and all debts due to the Constituent Entity on whatever account, as well as all other things in action or belonging to the Constituent Entity, shall in accordance with the NRS be vested in the Resulting Entity without reservation or impairment.

(c)                The Resulting Entity shall have all of the debts, liabilities and duties of the Constituent Entity, but all rights of creditors accruing and all liens placed upon any property of the Constituent Entity up to the Conversion Date shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Entity shall attach to the Resulting Entity and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties.

(d)                Any proceeding pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding in place of the Constituent Entity.

(e)                Any surplus appearing on the books of the Constituent Entity shall be entered as surplus on the books of the Resulting Entity and all such surplus shall thereafter be dealt by the Resulting Entity in any lawful manner.

(f)                Once the Conversion is completed, the holders of shares of common stock of the Constituent Entity instead will own one common share without par value of the Resulting Entity for each share of common stock held immediately prior to the Conversion. The currently outstanding options to purchase shares of the Constituent Entity's common stock will represent options to purchase an equivalent number of common shares of the Resulting Entity for the equivalent purchase price per share without other action by the Constituent Entity's option holders. Option holders will not have to exchange their options. Option holders who are not shareholders will not have a right to vote on the Conversion.

(g)                The Conversion, if approved, will effect a change in the legal jurisdiction of incorporation of the Constituent Entity as of the effective date thereof, but the Constituent Entity will not, as a result of the change in legal jurisdiction, change its business or operations after the effective date of the Conversion as the Resulting Entity.

(h)                Paul Saxton, Andrew Milligan, Andrew Bowering, James Chapman and Stephen Chi will be elected to the board of directors of the Resulting Entity effective as of the Conversion Date. As of the Conversion Date, the election, duties, resignation and removal of the Constituent Entity directors and officers shall be governed by the Canada Business Corporations Act, the Articles of Continuance and the Bylaws of the Resulting Entity.

6.                The full text of the Articles of Continuance and Bylaws of the Resulting Entity are attached hereto as Schedule A and Schedule B, respectively, and each is incorporated herein by this reference.

7.                The Constituent Entity intends that this Plan of Conversion will constitute the complete Plan of Conversion referred to in Section 92A.105 of the NRS.

APPENDIX C
Form of Articles of Continuance

Industry Canada	Industrie Canada	FORM 11	FORMULE 11
Canada Business	Loi canadienne sur les	ARTICLES OF CONTINUANCE	CLAUSES DE PROROGATION
Corporations Act	sociétés par actions
		(SECTION 187)	(ARTICLE 187)

1	Name of Corporation Lincoln Gold Corporation	2 Taxation Year End M D 12 31

3	The province or territory in Canada where the registered office is to be situated

Province of British Columbia

4	The classes and the maximum number of shares that the corporation is authorized to issue

An unlimited number of common shares

5	Restrictions, if any, on share transfers

None

6	Number (or minimum and maximum number) of directors

Minimum of three (3) and maximum of ten (10)

7	Restrictions, if any, on business the corporation may carry on

None

8	(1)	If change of name effected, previous name

		N/A

	(2)	Details of incorporation

		Incorporated under the laws of the State of Nevada on February 17, 1999 under the name Braden Technologies Inc. (the “Corporation”). The Corporation merged with Lincoln Gold Corp., a company incorporated under the laws of the State of Nevada on September 25, 2003. On April 6, 2004, the Corporation merged with Lincoln Gold Corp. and changed its name to Lincoln Gold Corporation under the Nevada Revised Statutes.

9	Other provisions, if any

See Schedule "A" attached hereto.

Signature	Printed Name	10 Capacity of	11 Tel No.

FOR DEPARTMENTAL USE ONLY

IC 3247 (2004/12)

SCHEDULE "A"

The directors of the Corporation may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting of the Corporation, but the number of additional directors cannot at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

APPENDIX D

Form of Bylaws of Lincoln Gold Corporation, a Canadian Corporation

APPENDIX E

SECTIONS 92A.300 TO 92.A.500 OF THE NEVADA REVISED STATUTES

     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

     NRS 92A.305 “Beneficial shareholder” defined. “Beneficial shareholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the shareholder of record. (Added to NRS by 1995, 2087)

     NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.315 “Dissenter” defined. “Dissenter” means a shareholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087)

     NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

     NRS 92A.325 “Shareholder” defined. “Shareholder” means a shareholder of record or a beneficial shareholder of a domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.330 “Shareholder of record” defined. “Shareholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

     NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995, 2087)

     NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

     NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

     NRS 92A.380 Right of shareholder to dissent from certain corporate actions and to obtain payment for shares.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a party:

     (1) If approval by the shareholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

     (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

     (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner’s interests will be acquired, if he is entitled to vote on the plan.

     (c) Any corporate action taken pursuant to a vote of the shareholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     2. A shareholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.390 Limitations on right of dissent: Shareholders of certain classes or series; action of shareholders not required for plan of merger.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of shareholders of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 shareholders of record, unless:

     (a)      The articles of incorporation of the corporation issuing the shares provide otherwise; or

     (b)      The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

     (1)      Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

     (I)      The surviving or acquiring entity; or

     (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

     (2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the shareholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

     NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to shareholder; assertion by beneficial shareholder.

     1. A shareholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     2. A beneficial shareholder may assert dissenter’s rights as to shares held on his behalf only if:

     (a) He submits to the subject corporation the written consent of the shareholder of record to the dissent not later than the time the beneficial shareholder asserts dissenter’s rights; and

     (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

NRS 92A.410 Notification of shareholders regarding right of dissent.

     1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, the notice of the meeting must state that shareholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters’ rights is taken by written consent of the shareholders or without a vote of the shareholders, the domestic corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 Prerequisites to demand for payment for shares.

     1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b) Must not vote his shares in favor of the proposed action.

     2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the shareholders, a shareholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

     3. A shareholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

     NRS 92A.430 Dissenter’s notice: Delivery to shareholders entitled to assert rights; contents.

     1. The subject corporation shall deliver a written dissenters’ notice to all shareholders entitled to assert dissenters’ rights.

     2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

     NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of shareholder.

     1. A shareholder to whom a dissenter’s notice is sent must:

     (a) Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

     (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The shareholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The shareholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730)

     NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of shareholder.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

     NRS 92A.460 Payment for shares: General requirements.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a) Of the county where the corporation’s registered office is located; or

     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

     (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year and the latest available interim financial statements, if any;

     (b) A statement of the subject corporation’s estimate of the fair value of the shares; (c) An explanation of how the interest was calculated; (d) A statement of the dissenters’ rights to demand payment under NRS 92A.480; and (e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090)

     NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the shareholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

     NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

     NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

     NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

     1. The court in a proceeding to determine faibr value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws

Under our Bylaws, we shall indemnify an officer or director to the fullest extent permitted by Nevada General Corporation Law. We shall advance expenses incurred in defending a proceeding by reason of the person being a director or officer, upon receipt of an undertaking from that person to repay this advance if it is ultimately determined that they were not entitled to be indemnified.

Nevada General Corporation Law
Section 78.7502 of the NRS provides as follows:

1.      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1.      Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                    2.      The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

                    3.      The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Opinion of the SEC

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 21.	EXHIBITS.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation (1)
3.2	Bylaws, as amended (1)
3.3	Articles of Merger between Braden Technologies Inc. and Lincoln Gold Corp. (3)
5.1	Opinion of Lang Michener LLP (11)
10.1	Form of Share Purchase Agreement dated March 15, 2004 between the Company and the U.S. Shareholders of Lincoln Gold Corp. (2)
10.2	Form of Share Purchase Agreement dated March 15, 2004 between the Company and the Non- U.S. Shareholders of Lincoln Gold Corp. (2)
10.3	Convertible Note executed by Lincoln Gold Corp. in favour of Alexander Holtermann dated January 28, 2004 (3)
10.4	Hercules Joint Venture Agreement dated April 18, 2004 between the Company and Miranda U.S.A. Inc. and Miranda Gold Corp.(3)
10.5	2004 Stock Option Plan (3)
10.6	Letter Agreement on Mining Lease Terms for Buffalo Valley Property dated July 29, 2004 (4).
10.7	Letter Agreement on Mining Lease Terms for the Jenny Hill Project dated September 28, 2004 (5)
10.8	Property Option Agreement for the Hannah project between Lincoln Gold Corp. and Larry McIntosh and Susan K. McIntosh dated December 24, 2003 (6)
10.9	Property Option Agreement for the Lincoln Flat project between Lincoln Gold Corp. and Larry McIntosh and Susan K. McIntosh dated December 24, 2003 (6)
10.10	2005 Stock Option Plan (7)
10.11	Option Agreement between the Corporation and Almaden dated April 12, 2007 (8)
10.12	Form of Regulation S Subscription Agreement for May 2007 Unit Offering (9)
10.12	Form of Regulation D Subscription Agreement for August 2007 Unit Offering (10)
10.13	Form of Regulation S Subscription Agreement for August 2007 Unit Offering (10)
23.1	Consent of Manning Elliott LLP, Independent Auditors (12)
23.2	Consent of Moran & Ozbirn, P.C.(12)
23.3	Consent of Counsel (Included in Exhibit 5.1)(11)
24.1	Power of Attorney (Included on the signature page of this Registration Statement).

Exhibit Number	Description of Exhibit
99.1	Form of Proxy (11)

(1)	Previously filed with the Securities and Exchange Commission as an exhibit to our Form 10-SB Registration Statement originally filed on April 20, 1999, as amended.

(2)	Previously filed as an exhibit to our Current Report on Form 8-K filed on March 16, 2004.

(3)	Previously Filed as an exhibit to our Quarterly Report on Form 10-QSB filed May 24, 2004.

(4)	Previously filed as an exhibit to our Form 10QSB originally filed August 6, 2004.

(5)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB filed November 15, 2004.

(6)	Previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 18, 2005.

(7)	Previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2005 filed on March 31, 2006.

(8)	Previously filed as an exhibit to our Current Report on Form 8-K filed on April 18, 2007.

(9)	Previously filed as an exhibit to our Current Report on Form 8-K filed on May 18, 2007.

(10)	Previously filed as an exhibit to our Current Report on Form 8-K filed on August 28, 2007.

(11)	Previously filed as an exhibit to our Form S-4 Registration Statement filed on September 11, 2007.

(12)	Filed as an exhibit to this Amendment No.1 to Form S-4 Registration Statement.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Exchange Act.

2.                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defence of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in in the City of Vancouver, Province of British Columbia on October 4, 2007.

LINCOLN GOLD CORPORATION

By: /s/ Paul Saxton
________________________________________
Paul Saxton

President, Chief Executive Officer and Chief Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Saxton
________________________________________
Paul Saxton

President, Chief Executive Officer and Chief Financial Officer, Principal Accounting Officer Director Date: October 5, 2007

* /s/ Andrew F. B. Milligan
________________________________________
Andrew F. B. Milligan
Director
Date: October 5, 2007

* /s/ Andrew Bowering
________________________________________
Andrew Bowering
Director
Date: October 5, 2007

* By: /s/ Paul Saxton
         Paul Saxton
         Attorney-in-Fact